UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12

First Data Corporation

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2019 Annual Meeting of Shareholders

May 9, 2019

The 2019 Annual Meeting of Shareholders of First Data Corporation will be held on May 9, 2019, at 8:00 a.m. Eastern Time, at the Conrad New York Hotel, 102 North End Ave, New York, New York 10282. Shareholders will be asked to:

1.	Elect as directors the 3 nominees named in the attached Proxy Statement;
2.	Cast an advisory vote on the compensation of named executive officers;
3.	Ratify the appointment of Ernst & Young LLP as First Data’s independent registered public accounting firm for our fiscal year ending December 31, 2019; and
4.	Transact any other business that properly comes before the meeting.

The Proxy Statement accompanying this Notice describes each of these items in detail. The Proxy Statement contains other important information that you should read and consider before you vote.

The record date for the Annual Meeting is March 11, 2019. If you held First Data Class A common stock or Class B common stock at the close of business on that date, you are entitled to vote at the Annual Meeting.

First Data is furnishing proxy materials to its shareholders through the Internet as permitted under the rules of the Securities and Exchange Commission. Under these rules, many shareholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Notice of Annual Meeting of Shareholders and Proxy Statement, our proxy card, and our Annual Report on Form 10-K. We believe this process gives us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage. Shareholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail.

Sincerely,
March 28, 2019	Adam L. Rosman Executive Vice President, General Counsel, and Secretary

Your vote is important. Instructions on how to vote are contained in our Proxy Statement and in the Notice of Internet Availability of Proxy Materials. Please cast your vote by telephone or over the Internet as described in those materials. Alternatively, if you requested a copy of the proxy/voting instruction card by mail, you may mark, sign, date, and return the proxy/voting instruction card in the envelope provided.

Proxy Statement Summary

2019 Annual Meeting of Shareholders

Date and Time:	May 9, 2019
8:00 a.m. Eastern Time

Place:	Conrad New York Hotel
102 North End Ave
New York, New York 10282

Record Date:	March 11, 2019

Voting Matters and Board Recommendations

	Voting Matter	Board Vote Recommendation	Page Number with More Information

Proposal 1	Election of directors	For all nominees	7
Proposal 2	Advisory vote on the compensation of named executive officers	For	8
Proposal 3	Ratify the appointment of Ernst & Young LLP as First Data’s independent registered public accounting firm	For	9

This Proxy Statement Summary contains highlights of certain information in this Proxy Statement. Because it is only a summary, it does not contain all the information that you should consider before voting. Please review the complete Proxy Statement and First Data’s Annual Report on Form 10-K for additional information.

Proxy Statement

The Board of Directors of First Data Corporation is furnishing this Proxy Statement and the accompanying form of proxy in connection with the solicitation of proxies for the 2019 Annual Meeting of Shareholders. The Annual Meeting will be held on May 9, 2019, beginning at 8:00 a.m. Eastern Time, at the Conrad New York Hotel, 102 North End Ave, New York, New York 10282.

Important Notice Regarding the Availability of Proxy Materials for the

2019 Annual Meeting of Shareholders to be held on May 9, 2019

The Notice of 2019 Annual Meeting of Shareholders and Proxy Statement, our proxy card, our Annual Report on Form 10-K and other annual meeting materials are available free of charge on the Internet at www.proxyvote.com. We intend to begin mailing our Notice of Internet Availability of Proxy Materials to shareholders on or about March 28, 2019. At that time, we also will begin mailing paper copies of our proxy materials to shareholders who requested them.

Questions and Answers About the Annual Meeting

Q:	Why did I receive these materials?

A:

We are making this Proxy Statement available to you on or around March 28, 2019 because the Board is soliciting your proxy to vote at the 2019 Annual Meeting of Shareholders on May 9, 2019. The information provided in this Proxy Statement is for your use in deciding how to vote on the proposals described below.

Q:	Who is entitled to attend and vote at the Annual Meeting?

A:

You can attend and vote at the Annual Meeting if, as of the close of business on March 11, 2019 (Record Date), you were a shareholder of record of First Data’s Class A common stock or Class B common stock. As of the Record Date, there were 574,084,912 shares of our Class A common stock and 368,710,439 shares of our Class B common stock outstanding.

Q:	What are the voting rights of each class of stock?

A:

For each proposal, shareholders are entitled to cast one vote for each share of Class A common stock held as of the Record Date and 10 votes for each share of Class B common stock held as of the Record Date. There are no cumulative voting rights.

Q:	How do I gain admission to the Annual Meeting?

A:

If you are a registered shareholder, you must bring with you the Notice of Internet Availability of Proxy Materials and a government-issued photo identification (such as a valid driver’s license or passport) or an employee badge issued by First Data to gain admission to the Annual Meeting. If you did not receive a Notice of Internet Availability of Proxy Materials, please call our Investor Relations Department at (212) 266-3565 to request admission to the meeting.

If you hold your shares in street name and want to attend the Annual Meeting, you must bring your government-issued photo identification or an employee badge issued by First Data, together with:

•	The Notice of Internet Availability of Proxy Materials you received from your broker, bank or other holder of record; or
•	A letter from your broker, bank or other holder of record indicating that you were the beneficial owner of First Data stock as of the Record Date; or
•	Your most recent account statement indicating that you were the beneficial owner of First Data stock as of the Record Date.

All packages and bags are subject to inspection.

Q:	What is the difference between a registered shareholder and a shareholder who owns stock in street name?

A:

If you hold shares of Class A common stock or Class B common stock directly in your name, you are a registered shareholder. If you own your First Data shares indirectly through a broker, bank or other holder of record, those shares are held in street name.

Q:	Can I vote my shares before the Annual Meeting?

A:	Yes. If you are a registered shareholder, there are three ways to vote your shares before the Annual Meeting:

•

By Internet (www.proxyvote.com) – Use the Internet to transmit your voting instructions until 11:59 p.m. ET on May 7, 2019. Have your Notice of Internet Availability of Proxy Materials or proxy card available and follow the instructions on the website to vote your shares.

•

By telephone (1-800-690-6903) – Submit your vote by telephone until 11:59 p.m. ET on May 7, 2019. Have your Notice of Internet Availability of Proxy Materials or proxy card available and follow the instructions provided by the recorded message to vote your shares.

•

By mail – If you received a paper copy of the proxy materials, you can vote by mail by filling out the proxy card enclosed with those materials and returning it using the instructions on the card. To be valid, proxy cards must be received before the start of the Annual Meeting.

If your shares are held in street name, your broker, bank or other holder of record may provide you with a Notice of Internet Availability of Proxy Materials that contains instructions on how to access our proxy materials and vote online or to request a paper or email copy of our proxy materials. If you received these materials in paper form, the materials included a voting instruction card so you can instruct your broker, bank or other holder of record how to vote your shares.

Please see the Notice of Internet Availability of Proxy Materials or the information your bank, broker or other holder of record provided you for more information on these voting options.

Q:	Can I vote in person at the Annual Meeting instead of by proxy?

A:	If you are a registered shareholder, you can vote at the Annual Meeting any shares that were registered in your name as the shareholder of record as of the Record Date.

If your shares are held in street name, you cannot vote those shares at the Annual Meeting unless you have a legal proxy from the holder of record. If you plan to attend and vote your street-name shares at the Annual Meeting, you should request a legal proxy from your broker, bank or other holder of record and bring it with you to the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we strongly encourage you to vote your shares by proxy before the Annual Meeting.

Q:	Can I revoke my proxy or change my voting instructions once submitted?

A:	If you are a registered shareholder, you can revoke your proxy and change your vote before the Annual Meeting by:

•

Sending a written notice of revocation to our executive offices to the attention of our Corporate Secretary (the notification must be received by 11:59 p.m. ET on May 7, 2019). The notice should be addressed as follows:

First Data Corporation

225 Liberty Street, 29th Floor

New York, New York 10281

Attn: Corporate Secretary

•	Voting again by Internet or telephone before 11:59 p.m. ET on May 7, 2019 (only the latest vote you submit will be counted); or

•	Submitting a new properly signed and dated paper proxy card with a later date (your proxy card must be received before the start of the Annual Meeting).

If your shares are held in street name, you should contact your broker, bank or other holder of record about revoking your voting instructions and changing your vote before the Annual Meeting.

If you are eligible to vote at the Annual Meeting, you also can revoke your proxy or voting instructions and change your vote at the Annual Meeting by submitting a written ballot before the polls close.

Q:	What will happen if I submit my proxy but do not vote on a proposal?

A:	If you submit a valid proxy but fail to provide instructions on how you want your shares to be voted, properly submitted proxies will be voted:

•	“FOR” the election of all director nominees;
•	“FOR” the approval of, on an advisory basis, the compensation of our named executive officers; and
•	“FOR” the ratification of the appointment of Ernst & Young LLP as First Data’s independent registered public accounting firm.

If any other item is properly presented for a vote at the meeting, the shares represented by your properly submitted proxy will be voted at the discretion of the proxies.

Q:	What will happen if I neither submit my proxy nor vote my shares in person at the Annual Meeting?

A:	If you are a registered shareholder, your shares will not be voted.

If your shares are held in street name, your broker, bank or other holder of record may vote your shares on certain “routine” matters. The ratification of independent auditors is currently considered to be a routine matter. On this matter, your broker, bank or other holder of record can:

•	Vote your street-name shares even though you have not provided voting instructions; or
•	Choose not to vote your shares.

The other matters you are being asked to vote on are not routine and cannot be voted by your broker, bank or other holder of record without your instructions. When a broker, bank or other holder of record is unable to vote shares for this reason, it is called a “broker non-vote.”

Q:	What does it mean if I receive more than one set of materials?

A:

You probably have multiple accounts with us and/or brokers, banks, or other holders of record. You should vote all of the shares represented by the notices/proxy cards. Certain brokers, banks, and other holders of record have procedures in place to discontinue duplicate mailings upon a shareholder’s request. You should contact your broker, bank or other holder of record for more information.

Q:	How many shares must be present to conduct business at the Annual Meeting?

A:

To carry on the business of the Annual Meeting, holders of a majority of the voting power of Class A common stock and Class B common stock issued and outstanding as of the Record Date must be present in person or represented by proxy.

Q:	What vote is required to approve each proposal?

A:

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the three nominees receiving the highest number of affirmative votes will be elected.

Proposal No. 2, the non-binding advisory vote on the compensation program for our named executive officers, as disclosed in the proxy statement, will be determined by the affirmative vote of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting. As an advisory vote, this proposal is not binding. However, our Board and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal No. 3, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, will be determined by the affirmative vote of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting.

Q:	Are abstentions and broker non-votes counted in the vote totals?

A:

A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At our Annual Meeting, only Proposal No. 3 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Your broker will therefore not have discretion to vote on the election of directors as it is a “non-routine” matter.

Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, as the three nominees receiving the highest number of affirmative votes will be elected, abstentions and broker non-votes will not affect the outcome of the election of Directors. With regard to the affirmative vote of the shares present at the meeting required for Proposal 3, it is a routine matter so there will be no broker non-votes but abstentions will have the effect of a negative vote.

Q:	How are votes counted?

A:	In the election of directors, Proposal No. 1, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For Proposal No. 2 and Proposal No. 3, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated on a properly executed proxy card or over the telephone or Internet, the shares will be voted as recommended by our board of directors.

Q:	Is my vote confidential?

A:

Yes. The vote of any shareholder will not be revealed to anyone other than a tabulator of votes or an election inspector, except (i) as necessary to meet applicable legal and stock exchange listing requirements, (ii) to assert claims for or defend claims against First Data, (iii) to allow the Inspectors of Election to certify the results of the shareholder vote, (iv) in the event a proxy solicitation in opposition to First Data or the election of the Board takes place, (v) if a shareholder has requested that their vote be disclosed, or (vi) to respond to shareholders who have written comments on Proxy Cards.

Q:	Will any other business be transacted at the meeting? If so, how will my proxy be voted?

A:

Management does not know of any business to be transacted at the Annual Meeting other than those matters described in this Proxy Statement. The period specified in First Data’s By-Laws for submitting additional proposals to be considered at the meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the meeting, and any adjournments and postponements, shares with respect to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.

Q:	Who will pay the cost of soliciting votes for the Annual Meeting?

A:

We will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement and the accompanying materials. We have engaged the firm of Morrow Sodali to assist in distributing and soliciting proxies for a fee of $6,500 plus expenses. However, the proxy solicitor fee is only a small fraction of the total cost of the proxy process. The largest expense in the proxy process is printing and mailing the proxy materials. Proxies also may be solicited on behalf of First Data by directors, officers or employees of First Data in person or by mail, telephone or facsimile transmission. No additional compensation will be paid to such directors, officers, or employees for soliciting proxies.

Proposal 1 – Election of Directors

Our Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of three current directors, Mr. Bisignano, Mr. Kravis, and Ms. Miller, expire at the 2019 Annual Meeting of Shareholders. Mr. Bisignano, Mr. Kravis, and Ms. Miller have been nominated for re-election through the 2022 Annual Meeting of Shareholders or until a successor is elected and qualified. The nominees were recommended to the Board by the Governance and Nominations Committee. In making its recommendation, the Committee considered the experience, qualifications, attributes, and skills of each nominee. All nominees have indicated their willingness to serve if elected.

You have the opportunity to vote on the election of Mr. Bisignano, Mr. Kravis, and Ms. Miller. Additional information regarding each director nominee’s experience, skills, and qualifications to serve as a member of our Board can be found beginning on page 11.

Name	Age	Director Since	Summary Background	Independent	Committee Memberships

Frank Bisignano	59	2013	Chairman and Chief Executive Officer of First Data	No	None

Henry Kravis	75	2009	Co-Chairman and Co-Chief Executive Officer of KKR & Co. Inc.	No	Compensation

Heidi Miller	65	2014	Former President of JPMorgan International	Yes	Audit Risk

The terms of Mr. de Castro, Mr. Nuttall, and Mr. Plumeri expire at the 2020 Annual Meeting of Shareholders. The terms of Mr. Nevels, Mr. Olson, and Ms. Yastine expire at the 2021 Annual Meeting of Shareholders.

If unforeseen circumstances (such as death or disability) make it necessary for the Board to substitute another person for any of the nominees, the proxies have the authority to vote your shares for that other person.

The Board of Directors recommends that you vote to RE-ELECT Mr. Bisignano, Mr. Kravis, and Ms. Miller as directors.

Proposal 2 – Advisory Vote on Executive Compensation

The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the Summary Compensation table and related tables and disclosure (also referred to as “say-on-pay”).

Before submitting your vote, we encourage you to read our Compensation Discussion and Analysis beginning on page 31 and the accompanying executive compensation tables beginning on page 41 for details about our executive compensation program, including information about the 2018 compensation of our named executive officers.

As discussed in more detail in the Compensation Discussion and Analysis, we believe our executive compensation program is competitive and governed by pay-for-performance principles. We emphasize compensation opportunities that reward results. Our stock ownership requirements and use of equity-based incentives reinforce the alignment of the interests of our executives with those of our long-term shareholders. In doing so, our executive compensation program supports our strategic objectives and mission.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we ask you to approve the following resolution at the Annual Meeting:

“Resolved, that the shareholders of First Data Corporation approve, on an advisory basis, the compensation paid to First Data’s named executive officers, as disclosed in the Proxy Statement for the 2019 Annual Meeting of Shareholders under the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Summary Compensation table and related tables and disclosure.”

The advisory vote will not be binding on the Compensation Committee or the Board. However, they will carefully consider the outcome of the vote and take into consideration any specific concerns raised by investors when determining future compensation arrangements.

The Board of Directors recommends a vote FOR the resolution approving, on an advisory basis, the compensation of our named executive officers.

Proposal 3 – Ratification of Selection of Auditors

The Board of Directors recommends to the shareholders the ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to audit the accounts of First Data and its subsidiaries for 2019. Ernst & Young LLP, or one of its predecessors, has served as the independent registered public accounting firm for First Data or its predecessor entities since 1980. Consistent with regulations adopted under the Sarbanes-Oxley Act of 2002, the lead audit partner having primary responsibility for the audit and the concurring audit partner are rotated every five years.

A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

The following table shows the fees for audit and other services provided by Ernst & Young LLP for 2018 and 2017:

(in millions)	2018	2017
Audit Fees	$8.8	$7.5

Audit-Related Fees	6.0	4.8

Tax Fees	1.4	0.7

Audit Fees

This category includes fees related to the integrated audit of our annual consolidated financial statements and internal control over financial reporting; the review of our quarterly consolidated financial statements; comfort letters, consents, and assistance with and review of documents filed with the SEC; offering memoranda, purchase accounting and other accounting, and financial reporting consultation; statutory audits required domestically and internationally; and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

Audit-Related Fees

This category consists of fees for audit-related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. Audit-related fees primarily include fees related to service auditor examinations, due diligence related to mergers and acquisitions, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards not classified as audit fees.

Tax Fees

This category consists of fees for tax compliance, tax advice and tax planning services.

All Other Fees

This category consists of fees for services that are not included in the above categories. There were no fees paid to Ernst & Young LLP in 2018 categorized as All Other Fees.

Audit Committee Pre-approval of Service of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Under the policy, our Audit Committee reviews and pre-approves services that may be provided by the independent registered public accounting firm. The pre-approval is detailed as to the particular service or category of services and is subject to a specific pre-approved amount. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate. The Chairperson of the Committee has the authority to pre-approve such services between meetings of our Audit Committee and such pre-approvals are reported to our Audit Committee at the next regularly scheduled meeting.

During 2018, all audit and non-audit services provided by Ernst & Young LLP were pre-approved by our Audit Committee or, consistent with the pre-approval policy of our Audit Committee, by the Chairperson of our Audit Committee for inter-meeting pre-approvals.

In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of First Data and its shareholders.

The Board of Directors recommends that you vote FOR proposal 3.

Board of Directors

Members

Below is a summary of our Board members. Additional information regarding each director can be found beginning on page 12.

Name	Age	Director since	Summary Background	Independent	Other current public company boards
Frank Bisignano	59	2013	Chairman and Chief Executive Officer of First Data	No	1
Henrique de Castro	53	2017	Advisor to Cantor Fitzgerald and former Chief Operating Officer of Yahoo! Inc.	Yes	2
Henry Kravis	75	2009	Co-Chairman and Co-Chief Executive Officer of KKR & Co. Inc.	No	1
Heidi Miller	65	2014	Former President of JPMorgan International	Yes	2
James Nevels	67	2014	Chairman of The Swarthmore Group	Yes	2
Scott Nuttall	46	2007	Co-President and Co-Chief Operating Officer of KKR & Co. Inc.	No	1
Tagar Olson	41	2007	Member & Head of Financial Services at KKR & Co. Inc.	No	0
Joseph Plumeri	75	2013	Vice Chairman of First Data and former Chairman and Chief Executive Officer of the Willis Group Holdings	No	0
Barbara Yastine	59	2016	Former Chair, Chief Executive Officer and President of Ally Bank	Yes	3

Qualifications

Nominees for director are selected on the basis of experience, integrity, skills, diversity, independence, ability to make independent analytical inquiries, understanding of First Data’s business environment, and willingness to devote adequate time to Board duties -- all in the context of an assessment of the perceived needs of the Board at that point in time. The Board believes each director should have an inquisitive and objective mind and individual experiences that provide practical wisdom, which may include executive leadership, financial and commerce-enabling technology, accounting and finance, international, investments and mergers and acquisitions, technology, corporate governance, and other areas that are relevant to our operations. The Board also believes that its membership should reflect a diversity of experience, gender, race, ethnicity, and age. As part of its annual evaluations of its effectiveness as a group, the Board considers whether its compositions as whole reflects the right mix of expertise, skills, and knowledge. Each of the director’s specific experiences, skills, and qualifications are included in their individual biographies on page 12.

Biographies

Frank J. Bisignano Age 59 Director since April 2013 Committees None

Background

Frank J. Bisignano has been Chairman of our Board since March 2014 and our Chief Executive Officer since April 2013. Before joining us, Mr. Bisignano was the Co-Chief Operating Officer for JPMorgan Chase & Co. from July 2012 to April 2013, CEO of Mortgage Banking at JPMorgan Chase & Co. from February 2011 until December 2012, and Chief Administrative Officer of JPMorgan Chase & Co. from 2005 until July 2012. From 2002 to 2005, Mr. Bisignano served as the chief executive officer for Citigroup’s Global Transactions Services business and a member of Citigroup’s Management Committee. He has been a member of the Board of Directors of Humana Inc. since August 2017. Mr. Bisignano serves on Humana’s Technology Committee.

Qualifications

Mr. Bisignano brings many years of executive experience in the financial industry.

Other current public company boards

Humana Inc.

Henrique de Castro Age 53 Independent Director since July 2017 Committees Risk

Background

Henrique de Castro is a business executive who currently serves as Director of the Board at Target (NYSE: TGT) and is an advisor at Cantor Fitzgerald leading the corporate venture capital arm of the firm, Cantor Ventures. Mr. de Castro has also been the Chief Operating Officer and board member of CF Finance Acquisition Corp. since December 2018. Previously, he served as Chief Operating Officer at Yahoo! Between 2012 and 2014. Prior to that, Mr. de Castro held senior executive positions at Google including President of Partner Business Worldwide, responsible for approximately a third of Google’s revenues and President of Media, Mobile & Platforms Worldwide where he built and scaled the business globally to over 50 countries. Before Google, Mr. de Castro had senior executive roles at Dell and McKinsey & Company. He has extensive experience across the globe in the Technology, Internet, Media and Retail industries. Mr. de Castro has an MBA from IMD in Switzerland and a Bachelor in Business and Economics from ISEG in Lisbon. He is fluent in English, French, Italian, Spanish and Portuguese.

Qualifications

Mr. de Castro provides valuable insight into mobile and technology platforms. His experience at Yahoo! and Google provides him with global perspectives on leading operations, strategy, partner management, and revenue generation in the technology industry.

Other current public company boards

Target Corporation

CF Finance Acquisition Corp.

Henry R. Kravis Age 75 Director since September 2009 Committees Compensation

Background

Henry R. Kravis, a pioneer of the private equity industry, co-founded Kohlberg Kravis Roberts & Co. L.P. (KKR) in 1976 and is Co-Chairman and Co-Chief Executive Officer of KKR & Co. Inc. He is actively involved in managing KKR and serves on its regional Private Equity Investment Committees. In addition to serving on the board of KKR & Co. Inc., Mr. Kravis currently serves on the board of ICONIQ Capital, LLC. He also serves as a director, chairman emeritus or trustee of several cultural, professional and education institutions, including The Business Council, Claremont McKenna College, Columbia Business School, Mount Sinai Hospital, Partnership for New York City, Partnership Fund for New York City, Sponsors for Educational Opportunity, Rockefeller University, and Tsinghua University School of Economics and Management. He earned a B.A. from Claremont McKenna College in 1967 and a M.B.A. from the Columbia Business School in 1969. Mr. Kravis has more than four decades of experience financing, analyzing, and investing in public and private companies, as well as serving on the boards of a number of KKR portfolio companies in the past.

Qualifications

Mr. Kravis provides significant experience and expertise in financing, analyzing, and investing in public and private companies, including his involvement in KKR’s diverse investments.

Other current public company boards

KKR & Co. Inc.

Heidi G. Miller Age 65 Independent Director since April 2014 Committees Audit Risk (Chair)

Background

Heidi G. Miller served as president of JPMorgan International, a division of JPMorgan Chase & Co., from 2010 until her retirement in 2012. She served as Executive Vice President, Chief Executive Officer - Treasury and Securities Services of JPMorgan Chase & Co. from January 2004 to June 2010. From 2002 to 2004, Ms. Miller served as Executive Vice President and Chief Financial Officer of Bank One Corporation. Previously, she had been Chief Financial Officer of Citigroup Inc. She is a director of General Mills Inc. and HSBC Holdings plc. and Chairman of HSBC North America Holdings Inc. (HNAH), a wholly owned subsidiary of HSBC Holdings, and previously served as a director of Progressive Casualty Insurance Company. Ms. Miller graduated from Princeton University with a bachelor’s degree in history and completed her doctorate in Latin American History at Yale University.

Qualifications

Ms. Miller’s extensive senior executive experience in the banking and financial industry, together with her public company board service, provide strong, independent leadership, experience leading complex organizations and critical evaluation of strategic priorities and investments.

Other current public company boards

General Mills, Inc.

HSBC Holdings plc

James E. Nevels Age 67 Independent Director since November 2014 Committees Audit Risk

Background

James E. Nevels is Chairman of The Swarthmore Group, an investment advisory firm that he founded in 1991. He is a director of Alcoa Corporation and a director of WestRock Company, serving as Lead Director for WestRock Company from 2017 to 2019. In 2004, Mr. Nevels was appointed by the President of the United States to a three-year term on the advisory committee to the Pension Benefit Guaranty Corporation, where he served as Chairman from 2005 to 2007. In 2001, he was appointed by the Governor of Pennsylvania as Chairman of the Philadelphia School Reform Commission overseeing the turnaround of the Philadelphia School System, at that time the ninth-largest school district in the United States. Mr. Nevels was a member of the board of directors of the Federal Reserve Bank of Philadelphia from January 2010 until December 2015, and served as its Deputy Chairman from January 2012 until his appointment as Chairman in January 2014. Previously, Mr. Nevels was a director of Tasty Baking Company from 2005 to 2011, a director of The Hershey Company from 2007 to 2017, serving as Chair from 2008 to 2016 and as Lead Director from 2016 to 2017, and a director of XL Group Ltd. from 2017 until 2018. He holds a bachelor’s degree, cum laude and Phi Beta Kappa, in political science and philosophy from Bucknell University, a Masters of Business Administration degree from the Wharton School of the University of Pennsylvania and a Juris Doctor degree from the University of Pennsylvania Law School.

Qualifications

Mr. Nevels provides expertise in the securities and investment industry with decades of experience in finance, law and corporate governance.

Other current public company boards

WestRock Company

Alcoa Corporation

Scott C. Nuttall Age 46 Director since September 2007 Committees Compensation (Chair) Governance and Nominations

Background

Scott C. Nuttall is Co-President and Co-Chief Operating Officer of KKR & Co. Inc. Mr. Nuttall joined KKR in 1996. Most recently, he was head of KKR’s Global Capital and Asset Management Group, where he was responsible for overseeing KKR’s Public Markets & Distribution businesses, which includes Credit, Capital Markets, Hedge Funds, and its Client & Partner Group. He has played a significant role in driving the strategic development of KKR for the last 15 years, including his leadership on KKR’s public listing, developing KKR’s balance sheet strategy, helping build KKR’s platforms in the credit and hedge fund space, and creating KKR’s capital markets and capital raising businesses. Mr. Nuttall also serves on KKR’s Balance Sheet Committee and KKR’s Inclusion and Diversity Council. He also is a member of the board of directors of KKR & Co. Inc. Prior to joining KKR, he was with the Blackstone Group where he was involved in numerous merchant banking and merger and acquisition transactions. He received a B.S., summa cum-laude, from the University of Pennsylvania.

Qualifications

Mr. Nuttall brings a broad perspective brought by his involvement in KKR’s diverse investments and his extensive knowledge of our business and capital structure through his involvement with First Data since our 2007 acquisition by KKR.

Other current public company boards KKR & Co. Inc.

Tagar C. Olson Age 41 Director since September 2007 Committees Governance and Nominations

Background

Tagar C. Olson joined KKR in 2002 and is a Member and Head of KKR’s Financial Services industry team and on the Investment Committee within KKR’s Americas Private Equity platform. In the financial services sector, Mr. Olson has been involved in numerous transactions including KKR’s investments in Alliant Insurance Services, Apple Leisure Group, Focus Financial Partners, KSL Recreation, Latitude Financial, Legg Mason, Mr. Copper, Nephila, PURE, Santander Consumer USA, Sedgwick, and USI Insurance Services. He currently serves on the board of directors of Apple Leisure Group, Mr. Copper Group Inc., PURE, and USI. Prior to joining KKR, Mr. Olson was with Evercore Partners Inc., where he was involved in a number of private equity transactions and mergers and acquisitions. He holds a B.S. and B.A.S., summa cum laude, from the University of Pennsylvania. Mr. Olson is a member of the Board of Overseers at NYU Langone Medical Center.

Qualifications

Mr. Olson provides expertise in the financial services industry and extensive knowledge of our business and capital structure through his involvement with First Data since our 2007 acquisition by KKR.

Other current public company boards

None

Joseph J. Plumeri Age 75 Director since August 2013 Committees Compensation Governance and Nominations (Chair)

Background

Joseph J. Plumeri has been a Senior Advisor of KKR since August 2013 and our Vice Chairman since May 2014. Mr. Plumeri was also our Head of Client Delivery, Innovation and Marketing from June 2014 until June 2015. Before joining us, Mr. Plumeri was Chief Executive Officer of Willis Group Holdings plc from October 2000 to January 2013 and Chairman of its board of directors from 2001 to July 2013. Before joining the Willis Group, Mr. Plumeri spent 32 years as an executive with Citigroup Inc. and its predecessors, where his responsibilities included overseeing the 450 North American retail branches of Citigroup’s Citibank unit. Before that, Mr. Plumeri served as Chairman and Chief Executive Officer of Citigroup’s Primerica Financial Services from 1995 to 1999. In 1994, Mr. Plumeri was appointed Vice Chairman of Citigroup’s predecessor, Travelers Group Inc. In 1993, Mr. Plumeri became the President of a predecessor of Citigroup’s Salomon Smith Barney unit after overseeing the merger of Smith Barney and Shearson and serving as the President and Managing Partner of Shearson since 1990. He also serves on the boards of the National Center on Addiction and Substance Abuse; Mount Sinai Medical Center; the Intrepid Sea, Air & Space Museum; the Jackie Robinson Foundation and the Churchill Centre and Museum at the Cabinet War Rooms in London.

Qualifications Mr. Plumeri brings many years of experience as chief executive officer and chairman of the board of a publicly held company. Other current public company boards None

Barbara A. Yastine Age 59 Independent Director since September 2016 Committees Audit (Chair)

Background

Barbara A. Yastine served as a director and Co-Chief Executive Officer of Lebenthal Holdings, LLC from September 2015 to June 2016. Ms. Yastine previously served as Chair, President, and Chief Executive Officer of Ally Bank from March 2012 to September 2015, and as Chief Administrative Officer of Ally Financial, overseeing the risk, compliance, legal and technology areas, and Chair of Ally Bank, from May 2010 to March 2012. Prior to joining Ally Financial, she served as a Principal of Southgate Alternative Investments, a start-up diversified alternative asset manager, beginning in June 2007. She served as Chief Financial Officer for investment bank Credit Suisse First Boston from October 2002 to August 2004. Ms. Yastine also spent 15 years at Citigroup and its predecessor companies, where she held several management positions, including CFO of Citigroup’s Global Corporate and Investment Bank, Chief Auditor and Chief Administrative Officer for its Global Consumer division. Ms. Yastine is a member of the Board of Directors of Axis Capital Holdings Limited, Primerica, Inc., and Zions Bancorporation. She received a B.A. in Journalism and an M.B.A. from New York University.

Qualifications

Ms. Yastine brings expertise in general management, risk and asset management, finance and strategic planning from her experience serving in senior management positions in the investment banking and capital markets industries.

Other current public company boards

Axis Capital Holdings Limited

Primerica, Inc.

Zions Bancorporation

Involvement in Certain Legal Proceedings

Barbara Yastine, a director of First Data, was the Co-Chief Executive Officer and a director of Lebenthal Holdings, LLC (Lebenthal) for approximately 9 months from September 2015 to June 2016. In November 2017, approximately 17 months after Ms. Yastine left that position, Lebenthal and certain of its subsidiaries filed voluntary petitions for bankruptcy under Chapter 7 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York.

Board Meetings and Director Attendance at Annual Meeting

Our Board held 22 meetings in 2018. Each director attended at least 75% of all of the meetings of the Board and committees of the Board on which he or she served in 2018, except for Mr. Kravis who attended eighteen of twenty-seven meetings for a 67% attendance rate.

Periodically at the end of Board meetings our Lead Director presides at an executive session without any management directors present. These sessions allow the directors to discuss important issues, including the business and affairs of First Data as well as matters concerning management, without any member of management present. In addition, an executive session including only independent directors is held at least once a year. Ms. Miller, as Chairperson of the Risk Committee, presides at such executive sessions. Members of the Audit Committee, Compensation, Governance and Nominations Committee, and Risk Committee also meet in executive session as needed.

Directors are expected to attend our annual meetings of shareholders absent extraordinary circumstances and six directors attended the 2018 Annual Meeting of Shareholders.

Board Committees and Their Functions

Our Board has an Audit Committee, a Compensation Committee, a Governance and Nominations Committee, and a Risk Committee. Each committee operates under a written charter, a current copy of which is available on our website at www.firstdata.com under “Investors” and “Corporate Governance.”

Audit Committee

Responsibilities

Assists the Board in fulfilling its oversight responsibilities with respect to:

●   the integrity of First Data’s financial statements

●   First Data’s compliance with legal and regulatory requirements

●   the qualifications, performance and independence of First Data’s independent registered public accounting firm

●   the performance of First Data’s internal auditing department

Committee Members Ms. Yastine (Chair) Ms. Miller Mr. Nevels Number of Meetings during 2018 11

Independence

Ms. Miller, Mr. Nevels, and Ms. Yastine meet the independence requirements of the NYSE, the Securities Exchange Act of 1934, and our Corporate Governance Guidelines.

Financial Experts

Our Board has unanimously determined that all Audit Committee members are financially literate under the NYSE listing standards and all members qualify as “audit committee financial experts” within the meaning of SEC regulations and have accounting or related financial management expertise as required by the NYSE listing standards.

Additional Information

The Audit Committee Charter prohibits any member of the Audit Committee from serving on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of the director to effectively serve on the Committee.

The Audit Committee report begins on page 55.

Compensation Committee

Responsibilities

●   oversees First Data’s compensation and benefits plans generally

●   evaluates and sets compensation for our CEO and other members of the management committee

●   produces the annual report on executive compensation included in this Proxy Statement

●   evaluates and recommends compensation for our directors

Committee Members Mr. Nuttall (Chair) Mr. Kravis Mr. Plumeri Number of Meetings during 2018 5

Independence

At this time, there are no independent directors on the Compensation Committee. When First Data is no longer a controlled company within the meaning of the NYSE listing standards, all of the Committee’s members will be “independent” as defined under the NYSE listing standards within the time period permitted for such a transition by the NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members has been one of our executive officers or employees at any time, except for Joseph J. Plumeri who was an employee of First Data until March 31, 2016. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Committee.

Additional Information

The Compensation Committee report begins on page 40.

Governance and Nominations Committee

Responsibilities

●   identifies individuals qualified to become members of the Board and recommend to the Board nominees for election as directors at each annual meeting of shareholders and to fill vacancies or newly created directorships on the Board that may occur between such meetings

●   recommends to the Board directors for appointment to Board committees

●   develops and recommends to the Board corporate governance guidelines

●   oversees the evaluation of the Board and its committees and management

Committee Members Mr. Plumeri (Chair) Mr. Nuttall Mr. Olson Number of Meetings during 2018 4

Risk Committee

Responsibilities

●   oversees the management of risks to First Data

●   oversees risk governance structure, risk assessment, and risk management practices

●   oversees and makes recommendations to the Board regarding First Data’s willingness to accept risks and strategies related to key risks

●   oversees the appointment and, if necessary, replacement of First Data’s Chief Control Officer

Committee Members Ms. Miller (Chair) Mr. de Castro Mr. Nevels Number of Meetings during 2018 7

Director Compensation

The following table summarizes the compensation components for each director not employed by us or an affiliate of KKR:

Annual Cash Retainer	$85,000 (1)
Committee Chair Retainer	$25,000 (2)
Annual Stock Award	$150,000 (3)

(1)	Paid in quarterly installments
(2)	Paid in quarterly installments to each chair determined by the Board to be an independent director.
(3)	An award of common stock valued at $150,000 made on the date of initial appointment as a director and at each subsequent First Data Annual Shareholder Meeting

Each non-employee director associated with KKR receives an annual cash retainer of $40,000 payable in semi-annual installments in January and July.

All cash compensation may be voluntarily deferred under the First Data 2008 Non-Employee Director Deferred Compensation Plan. All amounts deferred will accrue earnings based on the performance of our common stock and are paid to the director upon termination of service, subject to acceleration under certain circumstances.

The following table summarizes compensation for our directors for fiscal year 2018.

	Fees earned or paid in cash ($)
Name (1)	Annual Retainer ($)	Committee Chair Fees ($)	Total Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	All Other Compensation ($)	Total ($)
Henrique De Castro	85,000	0	85,000	150,000	0	0	235,000
Henry Kravis	40,000	0	40,000	0	0	0	40,000
Heidi Miller	85,000	25,000	110,000	150,000	0	0	260,000
James Nevels	85,000	0	85,000	150,000	0	0	235,000
Scott Nuttall	40,000	0	40,000	0	0	0	40,000
Tagar Olson	40,000	0	40,000	0	0	0	40,000
Joseph Plumeri	85,000	0	85,000	150,000	0	0	235,000
Barbara Yastine	85,000	25,000	110,000	150,000	0	0	260,000

(1)	During 2018, Mr. Bisignano did not receive separate compensation for his services on the Board of Directors. His compensation is included in the Summary Compensation Table for Executives.
(2)

Includes the annual retainer and additional fees for each independent director that chairs a Committee. Retainers were paid in cash, except Messrs. De Castro, Kravis, Nuttall, and Olson and Ms. Miller elected to defer all or a portion their annual cash retainer. The deferred cash tracks the performance of shares of First Data. At distribution, the cash payments will include any earnings (or losses) based on the change in price of First Data shares during the deferral period.
(3)

Amounts reported reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for the 7,614 shares granted to each of Mr. de Castro, Ms. Miller, Mr. Nevels, Mr. Plumeri, and Ms. Yastine.

(4)

The directors in the table above held the following aggregate number of shares of restricted stock at year end: Ms. Miller held 3,994 shares of restricted stock, Mr. Nevels held 3,994 shares of restricted stock, Mr. Plumeri held 91,466 shares of restricted stock, and Ms. Yastine held 3,760 shares of restricted stock.

(5)

The directors in the table above held the following number of shares subject to options at year end: Ms. Miller held 158,182 options, Mr. Nevels held 158,182 options, Mr. Plumeri held 1,339,903 options, and Ms. Yastine held 158,182 options.

Governance

Director Independence

Each year our Board determines which of our directors are independent. Under our Corporate Governance Guidelines, to be considered “independent” a director (1) must meet the independence standards under the NYSE listing standards; and (2) the Board must affirmatively determine that the director otherwise has no material relationship with First Data directly, or as an officer, shareholder, or partner of an organization that has a relationship with First Data. In making its independence determinations, the Board reviews any material direct and indirect relationships between each director and First Data, as well as the compensation and other payments each director received from or made to First Data. Our Board has determined that Mr. de Castro, Ms. Miller, Mr. Nevels, and Ms. Yastine are independent directors. For Ms. Miller, our Board considered her son’s previous employment with First Data in a non-officer and non-strategic position. Given his position in the company and amount of compensation, the Board determined that his employment did not create a material relationship with First Data that would impair Ms. Miller’s independence.

Controlled Company Exception

Kohlberg Kravis Roberts & Co. L.P. and its affiliates control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange. Under these rules, if more than 50% of the voting power of a company is held by an individual, group or another entity, the company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the Board consist of “independent directors” as defined under the rules of the NYSE;
•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors.

As a result, we do not have a majority of independent directors on our Board and we do not have a nominating and corporate governance committee or a compensation committee that is composed entirely of independent directors. In the event that we cease to be a “controlled company,” we will comply with these provisions within the transition periods specified in the corporate governance rules of the NYSE.

Board Role in Risk Oversight

Our Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee and the Risk Committee. The Risk Committee represents the Board by overseeing our risk governance structure, risk assessment, and risk management practices, and making recommendations to the Board regarding our willingness to accept risks and strategies related to key risks. The Audit Committee represents the Board by periodically reviewing our accounting, reporting, and financial practices, including the integrity of our consolidated financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of financial risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Our executive officers regularly report to the Board, including the non-management directors, and the Audit, the Compensation, the Governance and Nominations, and the Risk Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The Head of Internal Audit reports administratively to our Chief Control Officer and directly to the Audit Committee. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities given the controlling interest held by KKR.

Lead Director

Our governance framework provides the Board with flexibility to select the appropriate leadership structure. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the our shareholders. The current leadership structure is comprised of a combined Chairperson of the Board and Chief Executive Officer, a Lead Director, and four Board committees. The directors believe that the positions of Chairperson and CEO currently should be held by the same person, as this combination has served us well by providing unified leadership and direction for the Board.

If the individual elected as Chairperson is also an employee of First Data, the Board believes that a Lead Director should be appointed to help ensure robust leadership on the Board. Accordingly, the non-management directors have elected Scott Nuttall as Lead Director. As Lead Director, Mr. Nuttall assists in optimizing the effectiveness of the Board by performing the duties described below.

Scott Nuttall Lead Director

Regular duties

●   Presides at all meetings of the directors and any Board meeting when the Chairperson and CEO are not present, including meetings or executive sessions of the non-management directors;

●   Calls meetings of the non-management directors, as appropriate;

●   Provides feedback from executive sessions of the non-management directors to the Chairperson, CEO, and members of senior management, as appropriate;

●   Serves as a liaison and facilitator between the non-management directors and the Chairperson and CEO, as appropriate;

●   Before the Board meetings, advises the Chairperson and CEO regarding the information to be provided to directors, including the quality, quantity, and timeliness of such information;

●   Advises the Chairperson and CEO regarding Board meeting agenda items and the Board’s calendar, including the number and frequency of Board meetings, to ensure that there is sufficient time for discussion of all agenda items. The Lead Director (and any director) may request inclusion of additional agenda items;

●   Consults with the Chairperson and the Compensation Committee on the appointment of chairs and members for board committees;

●   Collaborates with such Committee on the evaluation of the CEO;

●   Collaborates with such Committee on matters related to Board effectiveness and independence including the performance and structure of the Board and its committees, and the performance of individual directors; and

●   Together with the Chairperson, recommends to the Board and the Board committees the retention of advisers and consultants who report directly to the Board.

Policies Regarding the Approval of Transactions with Related Parties

Our Related Party Transaction Policy requires Board approval of any transactions over $120,000 between First Data and an executive officer, director, 5% or more shareholder, or an immediate family member of any of such individual.

In addition, under our Director Code of Conduct, each director must report to our General Counsel upon learning of any prospective transaction or relationship in which the director will have a financial or personal interest (direct or indirect) that is with us, involves the use of our assets, or involves competition against us (consistent with any confidentiality obligation the director may have). Our General Counsel must then advise our Board of any such transaction or relationship and our Board must pre-approve any material transaction or relationship.

Under our Code of Conduct, executive officers may not use their personal influence to get us to do business with a company in which they, their family members or their friends have an interest. In situations where an executive officer is in a position of influence or where a conflict of interest would arise, the prior approval of our General Counsel is required.

Certain Relationships and Related Transactions

In September 2016, Mr. Bisignano’s daughter married a current employee of First Data, Sam Lituchy. For fiscal 2018, First Data paid Mr. Lituchy compensation and benefits of $176,555 and granted him 4,885 restricted stock units having a value of approximately $78,990 on the date of grant.

Anti-Hedging, Anti-Short Sale, and Anti-Pledging Policies

We prohibit our directors, executive officers, and employees from engaging in hedging or monetization transactions, including forward sales and various option strategies that may allow an individual to continue to own First Data’s common stock without the full risks and rewards of an unhedged position. In addition, our directors, executive officers, and employees are prohibited from engaging in transactions in publicly traded options of First Data, including calls, puts, swaps or other derivative instruments with similar characteristics, whether listed on an exchange or transacted on other organized markets. Directors, executive officers, and employees are also prohibited from engaging in short sales related to First Data’s common stock. We also prohibit our directors, executive officers, and employees from pledging First Data common stock, including holding common stock in a margin account, without the written consent of our General Counsel.

Director Nominations

Our Board is responsible for nominating directors for election by the shareholders and filling any new positions or vacancies on the Board that may occur. The Governance and Nominations Committee is responsible for identifying, screening, and recommending candidates to the Board for Board membership. Shareholders may also propose nominees for consideration by the Committee by writing to First Data Secretary, c/o General Counsel Office, First Data Corporation, 225 Liberty Street, 29th Floor, New York, New York 10281. In formulating its recommendations, the Governance and Nominations Committee will consider recommendations offered by any shareholder, director, or officer of First Data.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that, along with the charters of the Board committees, provide the basic framework for the Board’s operation and role in the governance of First Data. You can find our Corporate Governance Guidelines on our website at www.firstdata.com under “Investors” and “Corporate Governance.”

Code of Ethics

We have adopted an Employee Code of Conduct, which applies to all employees, a Code of Ethics for Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer, and a Directors’ Code of Ethics, which applies to our directors. These Codes can be viewed on our website at www.firstdata.com under “Investors” and “Corporate Governance.” On the same website, we will post amendments to a provision of such codes and waivers from the Code of Ethics for Senior Financial Officers.

Executive Officers

The section below provides information regarding our executive officers, other than Frank Bisignano, as of March 1, 2019:

Daniel J. Charron

Age: 54

Position: Executive Vice President, Head of Global Business Solutions

Daniel J. Charron has been our Executive Vice President, Head of Global Business Solutions since February 2015. Before joining us, Mr. Charron spent 14 years with Chase Paymentech, the global payment processing business of JPMorgan Chase & Co., most recently as its President from May 2013 until December 2014. From March 2013 to May 2013, Mr. Charron was acting head of Chase Paymentech and before that he served as Executive Vice President, Head of Client Services from November 2008 until March 2013.

Guy Chiarello

Age: 59

Position: President

Guy Chiarello has been our President since July 2013. Before joining us, Mr. Chiarello was the Chief Information Officer of JPMorgan Chase & Co. for the prior five and a half years and served in various technology roles for Morgan Stanley for 23 years before that.

Ivo M. Distelbrink

Age: 49

Position: Executive Vice President, Head of Asia Pacific Region

Ivo M. Distelbrink joined us in August 2016 as Executive Vice President, Head of Asia Pacific Region. Before joining us, Mr. Distelbrink was the Managing Director - Region Head, Asia-Pacific & Japan for global transaction services for Bank of America Merrill Lynch from 2010 until July 2016. Previously, Mr. Distelbrink served in a number of roles for CitiBank N.A., most recently as Managing Director – Region Head, Asia Pacific & Japan, Treasury & Trade Solutions, Global Transaction Services.

Christopher Foskett

Age: 61

Position: Executive Vice President, Head of Corporate and Business Development, and Co-Head of Global Financial Services

Christopher Foskett joined us in May 2014 as Head of Global, Strategic & National Accounts and has been our Executive Vice President, Head of Corporate and Business Development since June 2015 and our Co-Head of Global Financial Services since November 2018. Before joining us, Mr. Foskett served as the Managing Director, Head of North American Treasury Services and Global Head of Sales for Treasury Services at JPMorgan Chase Bank from 2011 to April 2014. He was Managing Director, Global Head of Financial Institutions at National Australia Bank from 2009 to 2011. Previously, Mr. Foskett was a Managing Director in Citigroup’s Corporate & Investment Bank leading several global businesses from 1991 to 2008. He was previously employed in the merger department at Goldman Sachs & Co. and Merrill Lynch & Co. He has been a member of the Board of Directors of Verisk Analytics, Inc. since 1999, where he serves on the Finance Committee, the Compensation Committee, and as Chairman of the Audit Committee.

Andrew Gelb

Age: 48

Position: Executive Vice President, Head of Network and Security Solutions

Andrew Gelb has been our Executive Vice President, Head of Network and Security Solutions since November 2018. He joined us in November 2014 as Executive Vice President and Head of Financial Services and was our Executive Vice President, Co-Head of Global Financial Solutions between June 2015 and February 2016 and our Head of Global Financial Solutions from February 2016 to November 2018. Previously, Mr. Gelb spent 17 years at Citigroup Inc. and was Managing Director and Head of North America Treasury and Trade Solutions business from June 2012 until July 2014. Previously, Mr. Gelb was Head of Securities & Fund Services for EMEA (Europe, Middle East & Africa) of Citigroup Inc. from June 2008 until June 2012.

John Gibbons

Age: 59

Position: Executive Vice President, Head of EMEA Region, and Co-Head of Global Financial Services

John Gibbons joined us in December 2018 as Executive Vice President, Head of EMEA Region, and Co-Head of Global Financial Services. Before joining us, Mr. Gibbons was head of Global Transaction Banking at Deutsche Bank from July 2016 until October 2018. Prior to joining Deutsche Bank, he was Regional Executive for Europe, Middle East and Africa and Global Head of Banks and Broker Dealers for Treasury Services at JP Morgan Chase & Co. from November 2011 until July 2016. Prior to joining JP Morgan, Mr. Gibbons was Chief Operating Officer of Fixed Income Sales, Research and Strategy at Royal Bank of Scotland/ABN AMRO.

Thomas Higgins

Age: 60

Position: Executive Vice President, Chief Administrative Officer

Thomas Higgins joined us in December 2013 and has been our Executive Vice President, Chief Administrative Officer since May 2014. Before joining us, he was the head of Operational Control at JPMorgan Chase & Co. from January 2011 until December 2013. In 2010, Mr. Higgins retired after a 24-year career with the U.S. Government. He worked in the national security and foreign policy areas and was a member of the Senior Executive Service.

Bala Janakiraman

Age: 44

Position: Executive Vice President, Head of Partner Solutions

Bala Janakiraman has been our Head of Partner Solutions since September 2018 and an Executive Vice President since October 2018. Mr. Janakiraman previously was our Executive Vice President, BluePay serving in that role since joining us in November 2017. Previously, he was Chief Executive Officer of BluePay Processing, LLC from May 2014 until November 2017.

Gustavo Marin

Age: 61

Position: Executive Vice President, Head of Latin America Region

Gustavo Marin joined us as our Executive Vice President, Head of Latin America Region since February 2015. Before joining us, Mr. Marin spent 32 years with Citibank, most recently as Senior Advisor from July 2012 until July 2013. He was CEO of Citibank Argentina, Brazil, Paraguay and Uruguay from 2001 until 2012 and Country and Business Manager of Citibank Peru from 1996 to 1998. Mr. Marin served on the Conselho de Desenvolvimento Economico e Social, the advisory body of the Presidency of the Republic, and as a member of the Board of Directors of the Brazilian Federation of Banks. He also served on the Advisory Board of the Brazilian Futures Exchange and as a member of the International Advisory Board of Thomson Reuters.

Anthony S. Marino

Age: 55

Position: Executive Vice President, Head of Human Resources

Anthony S. Marino joined us in March 2015 as Executive Vice President, Head of Human Resources. Before joining us, Mr. Marino was Executive Vice President and Chief Human Resources Officer for The Guardian Life Insurance Company from September 2014 until February 2015. Previously, he was Chief Human Resources Officer and General Manager at Bank of Tokyo-Mitsubishi UFJ from January 2011 until September 2014. From September 2007 until December 2010, Mr. Marino was Chief Human Resources Officer at Ally Financial.

Michael K. Neborak

Age: 62

Position: Executive Vice President, Chief Accounting Officer

Michael K. Neborak has been our Executive Vice President, Chief Accounting Officer since November 2018. He joined us in July 2014 as our Executive Vice President, Director of Finance and was our Head of EMEA Region from January 2016 until November 2018. Previously, Mr. Neborak was Group Chief Financial Officer of Willis Group Holdings plc from July 2010 to June 2014. Mr. Neborak also served as Chief Financial Officer of MSCI Inc. from 2006 to 2010. Earlier in his career, from 1982 to 2006, Mr. Neborak served in roles of increasing responsibility within business units of Citigroup and its predecessor companies. He began his career with Arthur Andersen & Co.

Himanshu A. Patel

Age: 43

Position: Executive Vice President, Chief Financial Officer

Himanshu A. Patel has been our Executive Vice President, Chief Financial Officer since September 2015. Mr. Patel previously was our Executive Vice President, Strategy, Planning and Business Development and served in that role since joining us in June 2013. Before joining us, he served in various roles at JPMorgan Chase & Co. since 1997, including as a Managing Director from 2011 to 2013 leading strategy for the mortgage banking division and as a Senior Equity Analyst from 2001 to 2011.

Adam L. Rosman

Age: 53

Position: Executive Vice President, General Counsel and Secretary

Adam L. Rosman has been our Executive Vice President, General Counsel and Secretary since October 2014. Before joining us, Mr. Rosman served as Group General Counsel of Willis Group Holdings plc from May 2012 until September 2014. He joined Willis Group in 2009, serving as Deputy Group General Counsel until May 2012. Previously, Mr. Rosman was Senior Vice President and Associate General Counsel at Cablevision Systems Corporation in Bethpage, New York, and before that he was a partner at the Washington D.C.-based law firm of Zuckerman Spaeder LLP. Between 1997 and 2003, Mr. Rosman was an Assistant United States Attorney in Washington, D.C. He also worked in 2000 and 2001 as Deputy Assistant to the President and Deputy Staff Secretary for President Clinton.

John (Jeff) Whorley Jr.

Age: 57

Position: Executive Vice President, Head of First Data Education

Jeff Whorley Jr. joined us in July 2018 as Executive Vice President, Head of First Data Education. Before joining us, Mr. Whorley was Group President, Asset Management and Servicing for Navient Corporation from June 2015 until July, 2018. Previously, Mr. Whorley was Founder and Chief Executive Officer of Core Principal, Inc. from January, 2013 until June, 2015, President of Student Aid Services, Inc. from 2009 to 2012, and Executive Vice President, Debt Management Operations for SLM Corporation from 2003 until 2007 and a Senior Vice President there from 2000 to 2003.

Samir Zabaneh

Age: 52

Position: Executive Vice President

Samir Zabaneh joined us in July 2018 as Executive Vice President. Before joining us, Mr. Zabaneh was Chief Financial Officer of Element Fleet Management Corp. from January 2017 until June 2018. Prior to joining Element, he was Chief Financial Officer for Heartland Payment Systems, Inc. from April 2014 until October 2016 and served as Chief Financial and Strategy Officer as well as Chief Operating Officer for Moneris Solutions Corporation from June 2008 until March 2014. Prior to joining Moneris, Mr. Zabaneh also held various leadership roles with Fortress Investment Group, Q9 Networks, Inc., CIT/Newcourt Capital, Inc., PwC, and Ernst & Young.

Share Ownership

Directors, Management, and Certain Beneficial Owners

The following table shows the amount of our Class A common stock and Class B common stock beneficially owned by each of our directors, each of our named executive officers, all of our directors and executive officers as a group, and each person or group known by us to be the beneficial owner of more than 5% of either Class A or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Applicable percentage ownership is based on 573,901,310 shares of Class A common stock and 368,734,686 shares of Class B common stock outstanding at March 1, 2019. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, restricted stock or other convertible securities held by that person or entity that are currently exercisable or vested or that will become exercisable or vested within 60 days of March 1, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as indicated by the footnotes below, (a) all amounts are as of March 1, 2019, (b) we believe, based on the information furnished to us, that the persons and entities listed have sole voting and investment power with respect to the shares they beneficially own, and (c) the address of each beneficial owner is c/o First Data Corporation, 225 Liberty Street, 29th Floor, New York, New York 10281.

	Shares Beneficially Owned
	Class A (includes shares of Class B that are immediately convertible to Class A) (1)		Class B		% of Total Voting Power (2)

Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
New Omaha Holdings L.P.(3)	364,441,146	38.84%	364,441,146	98.84%	85.52%
Fiserv, Inc. (4)	364,441,146	38.84%	364,441,146	98.84%	85.52%
Entities affiliated with The Vanguard Group (5)	48,914,525	8.67%	0	-	*
Named Executive Officers and Directors: (6)
Frank J. Bisignano (7)	14,402,152	2.46%	10,651,577	2.82%	2.60%
Himanshu A. Patel (8)	1,810,826	*	1,150,450	*	*
Guy Chiarello (9)	3,198,216	*	2,342,372	*	*
John (Jeff) Whorley (10)	62,957	*	0	-	-
Samir Zabaneh	0	-	0	-	-
Henrique de Castro(11)	15,704	*	0	-	*
Henry R. Kravis (3)(12)	0	-	0	-	-
Heidi G. Miller (13)	218,976	*	176,855	*	*
James E. Nevels (14)	205,870	*	176,855	*	*
Scott C. Nuttall (15)	100,000	*	0	-	*
Tagar C. Olson (16)	0	-	0	-	-
Joseph J. Plumeri (17)	3,225,705	*	2,259,930	*	*
Barbara Yastine (18)	128,229	*	0	-	*
All directors and executive officers as a group (24 persons) (19)	29,121,587	4.87%	19,453,922	5.07%	4.79%

* Less than one percent

(1)

Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis at any time at the option of the holder with the prior consent of First Data, upon the election of the holders of a majority of the then-outstanding shares of Class B common stock, automatically upon transfer, with certain exceptions, and upon certain other events.

(2)

Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share and holders of our Class A common stock are entitled to one vote per share.

(3)

Based on information reported by New Omaha Holdings L.P., New Omaha Holdings LLC, KKR 2006 Fund L.P., KKR Associates 2006 LP, KKR 2006 GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Ltd, KKR Group Holdings Corp., KKR & Co. Inc., KKR Management LLC, Henry R. Kravis, and George R. Roberts on a Schedule 13G/A filed with the SEC on February 13, 2019. New Omaha Holdings L.P. indicated that it as of December 31, 2018 had shared voting and investment power over these shares. Each of New Omaha Holdings LLC (as the sole general partner of New Omaha Holdings L.P.); KKR 2006 Fund L.P. (as the sole member of New Omaha Holdings LLC); KKR Associates 2006 L.P. (as the general partner of KKR 2006 Fund L.P.); KKR 2006 GP LLC (as the general partner of KKR Associates 2006 L.P.); KKR Fund Holdings L.P. (as the designated member of KKR 2006 GP LLC); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings Corp. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR & Co. Inc. (as the sole shareholder of KKR Group Holdings Corp.) KKR Management LLC (as

the Class B common stockholder of KKR & Co. Inc.) and Messrs. Kravis and Roberts (as the designated members of KKR Management LLC) may be deemed to be the beneficial owner of any shares of Class A Common Stock beneficially owned by New Omaha Holdings L.P., but each disclaims beneficial ownership of such shares. The principal business office listed for all persons (other than George R. Roberts) is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The principal business office listed for George R. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(4)

As a result of the voting and support agreement between Fiserv and New Omaha, Fiserv may be deemed to have shared voting power and shared dispositive power with respect to the 364,441,146 shares of First Data Class B common stock owned by New Omaha, subject to the conditions and limitations of the voting and support agreement, and thus, for the purpose of Rule 13d-3 promulgated under the Exchange Act. To the extent Fiserv may be deemed to have beneficial ownership over such shares as a result of such voting agreement, pursuant to Rule 13d-4, such beneficial ownership is expressly disclaimed. The address of the principal office of Fiserv is 255 Fiserv Drive, Brookfield, Wisconsin 53045.

(5)

Based on information reported by The Vanguard Group on a Schedule 13G/A filed with the SEC on February 11, 2019. The Vanguard Group indicated that as of December 31, 2018 it had sole voting power over 417,978 of these shares, shared voting power over 107,724 of these shares, sole investment power over 48,410,943 of these shares, and shared investment power over 503,582 of these shares. The Vanguard Group listed its address as 100 Vanguard Blvd., Malvern, PA 19355.

(6)	No shares are pledged as security.

(7)

Includes (i) 3,750,575 shares of First Data Class A common stock, 105,076 of which are held by Frank J. Bisignano 2016 Grantor Retained Annuity Trust for which Mr. Bisignano shares voting and investment power, 274,456 of which are held by Frank J. Bisignano 2017 Grantor Retained Annuity Trust for which Mr. Bisignano shares voting and investment power, 25,800 of which are held by Mr. Bisignano’s spouse, 15,190 of which are held in accounts for the benefit of Mr. Bisignano’s children, 632,730 of which are restricted shares that have voting rights but not investment power, and 1,155,436 of which are covered by options that are exercisable within 60 days of March 1, 2019, and (ii) 10,651,577 shares of First Data Class B common stock, 8,913,797 of which are covered by options that are exercisable within 60 days of March 1, 2019.

(8)

Includes (i) 660,376 shares of First Data Class A common stock, 210,911 of which are restricted shares of First Data Class A common stock that have voting, but not investment power and 281,073 of which are covered by options that are exercisable within 60 days of March 1, 2019, and (ii) 1,150,450 shares of First Data Class B common stock, 962,274 of which are covered by options that are exercisable within 60 days of March 1, 2019.

(9)

Includes (i) 855,844 shares of First Data Class A common stock, 210,911 of which are restricted shares of First Data Class A common stock that have voting, but not investment power and 467,606 of which are covered by options that are exercisable within 60 days of March 1, 2019, and (ii) 2,342,372 shares of First Data Class B common stock, 1,878,413 of which are covered by options that are exercisable within 60 days of March 1, 2019.

(10)	Includes 44,839 shares of First Data Class A common stock that are covered by options that are exercisable within 60 days of March 1, 2019.

(11)

Does not include 6,937.54 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of First Data Class A common stock. The units become payable in cash upon termination of service as a director.

(12)

Does not include 30,697.31 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of First Data Class A common stock. For the avoidance of duplication, does not include shares owned by New Omaha Holdings L.P. described in footnote (3) above. Mr. Kravis serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates and disclaims beneficial ownership of the shares held by New Omaha Holdings L.P.

(13)

Includes (i) 42,121 shares of First Data Class A common stock, 10,000 of which are held by Ms. Miller’s spouse and (ii) 176,855 shares of First Data Class B common stock, 158,182 of which are covered by options that are exercisable within 60 days of March 1, 2019. Does not include 28,069.58 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of First Data Class A common stock.

(14)

Includes (i) 29,015 shares of First Data Class A common stock, 3,994 of which are restricted shares that have voting, but not investment power, which will all vest and be delivered within 60 days of March 1, 2019, and (ii) 176,855 shares of First Data Class B common stock, 158,182 of which are covered by options that are exercisable within 60 days of March 1, 2019.

(15)

Includes 25,000 shares of First Data Class A common stock that are held by a trust for the benefit of Mr. Nuttall’s family for which Mr. Nuttall shares voting and investment power. Does not include 34,071.87 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of First Data Class A common stock. The units become payable in cash upon termination of service as a director. Mr. Nuttall serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates and disclaims beneficial ownership of the shares held by New Omaha Holdings L.P. The principal business address of Mr. Nuttall is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(16)

Does not include 34,071.87 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of First Data Class A common stock. The units become payable in cash upon termination of service as a director. Mr. Olson serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates and disclaims beneficial ownership of the shares held by New Omaha Holdings L.P. The principal business address of Mr. Olson is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(17)

Includes (i) 965,775 shares of First Data Class A common stock and 219,974 of which are covered by options that are exercisable within 60 days of March 1 2019, and (ii) 2,259,930 shares of First Data Class B common stock, 1,119,929 of which are covered by options that are exercisable within 60 days of March 1, 2019. Does not include 3,163 share units deferred under the Director Deferred Compensation Plan. Each unit represents the economic equivalent of one share of First Data Class A common stock.

(18)	Includes 128,229 shares of First Data Class A common stock, 105,454 of which are covered by options that are exercisable within 60 days of March 1, 2019.

(19)

Includes (i) 9,667,665 shares of First Data Class A common stock, 1,740,012 of which are restricted shares that have voting, but not investment power and 3,232,005 of which are covered by options that are exercisable within 60 days of March 1, 2019, and (ii) 19,453,922 shares of First Data Class B common stock, 15,087,716 of which are covered by options that are exercisable within 60 days of March 1, 2019. Does not include share units deferred under the Director Deferred Compensation Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of reports filed with the SEC by our directors and executive officers regarding their ownership and transactions in our common stock and written representations from those directors and officers, we believe that each director and executive officer has filed timely reports under Section 16(a) of the Securities Exchange Act of 1934 during 2018.

Compensation Discussion and Analysis

Introduction

Our executive compensation program is designed to attract and retain quality individuals, as well as to motivate them to help us achieve our financial goals and create shareholder equity value. Our named executive officers (NEOs) are paid on performance, primarily in time- and performance-vested equity, and competitively to the market. Our compensation plans tie a substantial portion of our NEO’s total compensation to the achievement of corporate and individual performance goals.

Our Board of Directors and Compensation Committee views compensation awarded for 2018 as including base salary and performance-based compensation awarded in 2019 for 2018 performance. The table below shows how the Board and Compensation Committee view compensation for each NEO for fiscal 2018. The Summary Compensation Table prepared in accordance with the SEC disclosure rules that appears later in this proxy has additional information and this table is not intended as a replacement.

Similarly to past years, we granted cash and equity incentive compensation for 2018 in the first quarter of 2019. The Summary Compensation Table includes the cash and equity incentive granted in the year they are made. So, for 2018, the Summary Compensation Table includes the cash incentive paid for 2018 performance but equity compensation granted for 2017 performance. The Summary Compensation Table also includes sign on equity grants that are provided to retain the services of a new executive and align the interests of the new executive with the interests of shareholders but are not part of what the Committee considers as regular annual compensation. The table below reflects both cash and equity compensation for 2018 performance excluding sign on equity grants.

Additionally, the Summary Compensation Table includes all other compensation which is not reflected in the table below.

2018 Regular Compensation Overview

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Total ($)
Frank J. Bisignano, Chief Executive Officer	1,320,000	0	10,625,000	11,945,000
Himanshu A. Patel, Executive Vice President, Chief Financial Officer	600,000	0	1,800,000	2,400,000
Guy Chiarello, President	1,000,000	0	4,370,000	5,370,000
Samir Zabaneh, Executive Vice President and Strategic Advisor	347,416	497,170	497,170	1,341,756
John (Jeff) Whorley, Executive Vice President, Head of First Data Education	264,583	300,000	600,000	1,164,583

How We Determine Compensation

Role of the Governance, Compensation and Nominations Committee

Our Compensation Committee (the Committee) approves all aspects of compensation for executive officers, including the form and compensation amounts. Specifically, the Committee:

●	establishes our compensation philosophy in consultation with management and oversees management’s development and implementation of our compensation and benefits policies;
●	evaluates performance and sets executive officers compensation,
●	oversees our equity plans; and
●	determines how best practices in good governance should be applied on compensation topics.

The Board of Directors, however, approves equity grants to executive officers, generally after Committee recommendations, to exempt the grants from short-swing profit rules. In 2018, the Compensation Committee consisted of Messrs. Kravis, Plumeri, and Nuttall (Chair).

Role of Independent Consultant

Our Compensation Committee has the sole authority to retain and replace compensation consultants to provide it with independent advice. The Compensation Committee has engaged Johnson Associates, Inc. as its independent consultant to advise on executive and non-employee director compensation matters. This selection was made without the influence of management.

Role of Management in Executive Officer Compensation Decisions

Our Chief Executive Officer, Chief Human Resources Officer, and General Counsel generally provide information, data, analysis, updates, and compensation recommendations to the Committee. Management periodically engages compensation consultants to assist it in this process, and it utilizes market data from a wide variety of sources. Ultimately, the Compensation Committee makes the final decisions on executive officer compensation matters. As part of the Committee’s compensation setting process, our Chief Executive Officer makes recommendations to the Committee regarding compensation for executive officers other than himself.

Highlights of our Compensation Practices

Although we are a controlled company, we adhere to certain best practices regarding compensation.

What We Do
✓	Emphasis on Equity-Based Total Compensation: The bulk of compensation is paid in equity rather than cash to better align management with shareholders. Additionally, our total compensation is highly correlated with company performance to further align management with shareholders.
✓	Significant Share Ownership Guidelines: To further align interests, we have rigorous share ownership guidelines, which generally require executive officers and directors to retain much of the stock they acquire through equity compensation while they remain with First Data.
✓	Clawback Provisions: We have “clawback” provisions for equity compensation, requiring executives to repay amounts when it is subsequently determined they should not have received them.

What We Don’t Do

☒   Hedging and Pledging of Our Stock: We prohibit all employees and directors from hedging First Data stock. The policy also prohibits pledging of First Data stock except if the employee or director receives the written consent of our General Counsel. We believe that these individuals should bear the full risks of equity ownership except in extraordinary circumstances.

☒ Perquisites: We provide minimal executive benefits and perquisites.

Adopting New Best Pay Practices

The Committee considers best pay practices for public companies, including new trends and developments, in determining compensation. The Committee is committed to implementing additional best pay practices over time, if it determines such changes are in the best interest of shareholders.

Our Compensation Philosophy and Strategy

We structure our compensation to reinforce growth goals and sustained share value creation. In particular:

●	We focus on total compensation, which combines salary and incentives
●	Align individual awards with client and shareholder success
●	We use equity as the primary pay component
●	We emphasize pay for performance, differentially rewarding high-performers
●	We pay competitively, compared to market

Use of Equity and Share Retention Requirements

The Committee seeks to align the interests of management with that of shareholders by granting most of our NEOs’ total compensation in equity that increases in value as our financial performance improves. The Committee also seeks to retain management by requiring employment through equity vesting periods to receive the full value of equity-based awards. The Committee believes the design of the long-term equity awards should:

●	emphasize shareholder value
●	focus our executive officers on sound management of the company
●	create shareholder value while driving the business forward by achieving corporate goals

As further described below, the Committee’s first quarter 2019 equity-based awards reflect this approach: the awards generally vest over three years and generally require continued employment through each vesting date.

As described in more detail below, our CEO must retain at least 90% of the stock acquired from equity compensation, net of taxes, and charitable donations, until employment termination. With certain exceptions described below, our other NEOs must retain at least 75% of the stock from equity compensation, net of taxes, charitable donations, through employment termination. These are among the most rigorous share retention requirements of any public company.

Pay our NEOs Based on Performance

We are committed to rewarding executives based on our performance. The Committee believes the majority of our executive officers’ pay should be incentive compensation – a combination of annual cash bonuses and long-term equity awards. At the end of each year, the Committee determines how First Data performed across various financial and qualitative objectives. The Committee then determines awards for each NEO, based both on Company and individual performance.

The Committee also determines how the award for prior year performance will be paid. For 2018, the award was paid in two forms:

●	A cash award under our Senior Executive Incentive Plan (the SEIP)
●	An award of time vested restricted stock

The Committee has designed our executive officers’ compensation so that they receive a significant portion in long-term equity. In 2018, the Committee determined that our NEO’s, excluding new hires John Whorley and Samir Zabaneh, would receive 100% of their incentive compensation in time vested restricted stock to further align our executive officers’ interests with our shareholders. This decision reflects the long-term perspective and support the Compensation Committee has for our NEO’s.

Market Competitive Pay

The Committee wants to ensure executives are paid competitively. In order to successfully attract and retain top performing executives, our Human Resources Department reviews market data and aims to provide our executives with competitive total compensation opportunities.

The Chief Executive Officer, Human Resources Department, and the Committee periodically review our executive compensation practices against a peer group of companies. Our peer group includes direct competitors, frequently identified peer companies to our direct competitors, and other companies comparable to us in terms of industry, pay practices, revenue and market value. In 2016, Johnson Associates assisted the Committee in adjusting the peer group to reflect First Data today. The peer group considered by the Committee to determine 2018 NEO compensation included the following 16 companies:

● Accenture plc ● Computer Sciences Corporation ● Fiserv, Inc. ● MasterCard Incorporated ● State Street Corporation	● ADP, LLC ● Discover Financial Services, Inc. ● Global Payments Inc. ● NCR Corporation ● Total System Services ● Visa Inc.	● The American Express Company ● Fidelity National Information Services ● Intuit Inc. ● Paypal Holdings, Inc. ● Worldpay

For 2018, the Committee used peer group data as one factor regarding pay. The Committee engaged Johnson Associates to benchmark NEO positions against market data. While our NEOs were positioned competitively to the peer group, the Committee did not pay NEOs at any particular peer group market percentile.

Summary of 2018 Compensation

2018 Performance

For 2018, we considered the following aspects of our performance* to determine our NEO compensation:

●	We delivered segment revenue growth, segment EBITDA growth, adjusted EPS, and free cash flow within or above the guidance we set in February 2018
●	We grew year-over-year segment revenues by 6% on an organic constant currency basis which exceeded both our initial guidance issued in February 2018 and our revised guidance issued in April 2018
●	We grew our segment EBITDA to $3.3 billion, up 8% on an organic constant currency basis but below our internal budget for the year
●	We delivered fully-diluted adjusted earnings per share of $1.41 which was above our initial guidance issued in February 2018 but below our internal budget and our revised guidance issued in April 2018
●	We delivered free cash flow in excess of $1.4 billion

* Segment revenue, segment EBITDA, adjusted earnings per share, and free cash flow, as well as their growth rates, are non-GAAP financial measures. For information on how these metrics are calculated, see “Explanation of Non-GAAP Financial Measures” on page 40.

Elements of 2018 Compensation

In January 2018, the Committee determined our NEOs’ total compensation packages based on Company and individual performance. Compensation included the following elements:

Element	Total Compensation
Base Salary	In effect at December 31, 2018
Incentive Compensation	Annual cash incentive under the Senior Executive Incentive Plan (the SEIP) Time vested restricted stock
Other Compensation	Benefits and perquisites, as detailed below

Base salary

Base salary provides executives with a level of cash income predictability. The Committee believes base salaries for executives should reflect market competitive levels and factors such as experience and breadth of responsibilities, performance, individual skill set, pay relative to peers within First Data, and base pay in previous roles outside of First Data. Initial base salaries for our NEOs are agreed to at the time of hiring. Each executive officer is reviewed annually and is eligible for a discretionary annual merit increase. Base salaries may also be adjusted at other times to deal with competitive pressures or changes in job responsibilities. No NEO received a base salary increase for 2018.

The following table shows our NEOs’ annual base salaries as of December 31, 2018:

Name and Principal Position	Base Salary
Frank J. Bisignano Chief Executive Officer	$1,320,000
Himanshu A. Patel Executive Vice President Chief Financial Officer	$600,000

Guy Chiarello President	$1,000,000
Samir Zabaneh Executive Vice President and Strategic Advisor	$579,777
John (Jeff) Whorley, Executive Vice President, Head of First Data Education	$600,000

2018 Incentive Compensation

Each NEO is eligible for an annual discretionary cash incentive and equity based on First Data’s performance against our strategic growth objectives and individual performance. Consistent with our overall compensation philosophy, cash incentives are generally much smaller than long-term equity awards.

For 2018, the Board, with input from management, established a budget that included strategic goals for our performance. These goals included targets for segment revenue, segment EBITDA, adjusted EPS, and free cash flow. These were the basis of First Data’s performance portion of incentive pay for 2018.

The Committee also considers individual performance and contribution in meeting our strategic goals. The Committee considers a number of factors, including:

●	the overall performance of the executive;
●	the effective management of expenses;
●	the effective management of risk;
●	demonstration of leadership, teamwork, and innovation; and
●	the extent of the accomplishment of our strategic goals.

The size of awards is based primarily on our annual financial performance, but individual performance is also considered. To best accomplish this, the Committee approved a fully discretionary funding structure for 2018 annual incentive compensation. This structure allowed the Committee to maintain the ability to appropriately reward the performance of each NEO.

The Committee determined the total incentive compensation for each NEO would be flat or decreased from the previous year based on the 2018 performance of the Company discussed above which, although met most of the guidance parameters set during the year, did not accomplish all of the goals set in the internal budget, and leadership of each individual NEO to achieve the results.

After determining the total compensation for each NEO, the Committee determines the mix between cash and equity. For 2018, we elected to pay Messrs. Bisignano, Patel, and Chiarello’s annual incentive in time vested restricted stock. We believe this decision best aligns the NEO’s interest with creating value for shareholders. Messrs. Whorley and Zabaneh were hired by First Data in 2018 and received an annual cash incentive award amounting to approximately 9% and 20% of their total incentive, respectively.

2018 Cash Incentive Awards

The annual cash incentives for 2018 performance under the SEIP were as follows:

Name and Principal Position	Annual Cash Incentive Award
Frank J. Bisignano Chief Executive Officer	$0
Himanshu A. Patel Executive Vice President Chief Financial Officer	$0

Guy Chiarello President	$0
Samir Zabaneh Executive Vice President and Strategic Advisor	$497,170
John (Jeff) Whorley, Executive Vice President, Head of First Data Education	$300,000

2019 Equity-Based Grants Based on 2018 Performance

In the first quarter of 2019, the Committee granted the awards shown below under the 2015 Omnibus Incentive Plan. The grants reflect the portion of 2018 incentives made in time vested equity. The awards have the following terms:

●

restricted stock that generally vests in three installments, 20% on the first grant anniversary, 40% on the second anniversary and 40% on the third anniversary, subject to continued employment on each vesting date.

Name and Principal Position	Number of Shares of Restricted Stock	Value of Shares of Restricted Stock
Frank J. Bisignano Chief Executive Officer	421,626	$10,625,000
Himanshu A. Patel Executive Vice President, Chief Financial Officer	71,428	$1,800,000
Guy Chiarello President	173,412	$4,370,000
Samir Zabaneh Executive Vice President and Strategic Advisor	19,728	$497,170
John (Jeff) Whorley, Executive Vice President, Head of First Data Education	23,809	$600,000

Benefits and Perquisites

We focus on performance-based compensation while providing only minimal executive benefits. We do provide to all of our employees, including our NEOs, broad-based employee benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. These include:

●	a 401(k) savings plan; and
●	medical, dental, vision, life and disability insurance coverage, and dependent care and flexible spending accounts.

We do not currently offer defined benefit pension benefits or non-qualified retirement benefits to our NEOs. We also do not currently offer a Company match in our 401(k) savings plan.

We provide our NEOs with limited perquisites and personal benefits not generally available to all employees such as reimbursements for relocation, housing, and moving expenses. In limited instances NEOs are also authorized to use the corporate aircraft or a car and driver for personal purposes. Per his employment agreement, Mr. Bisignano is provided with use of a car and driver and is eligible for financial planning assistance and use of the corporate aircraft. In addition, from time to time we provide tax gross-ups on perquisites in order to allow our NEOs to enjoy the full benefit of the perquisite.

Executives of companies are required to make filings and pay fees pursuant to regulations issued under the Hart-Scott-Rodino Act before an executive exceeds certain levels of stock ownership in a company. Mr. Bisignano was required to make filings under the Act in 2018 because of the amount of First Data stock he has acquired. The Committee recognized that the Company’s strategy to pay a significant portion of CEO compensation in equity and the equity retention policy requiring the CEO to hold 90% of net equity compensation were key drivers that caused Mr. Bisignano to need to make the filings and incur the associated fees. The Committee decided that in light of the role the Company’s strategy and retention guidelines played in creating the obligation that the Company would pay the costs incurred to make the filing.

Severance and Change in Control Agreements

We believe that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in First Data’s executive attraction and retention efforts. Our severance and change in control policy provides for payment rights, and benefits to the NEOs (other than Mr. Bisignano) on an involuntary termination of employment without cause. Under the policy, the cash severance is equal to one year’s base pay plus the bonus paid for the prior year before termination, if any, and a prorated bonus based on time worked during the year of termination. As a condition to receiving severance, all participating NEOs must release First Data and its employees from all claims they may have against them and agree to a number of restrictive covenants which are structured to protect us from potential loss of customers or employees and to prohibit the release of confidential company information. For Mr. Bisignano, his employment agreement described below provides for a cash severance payment equal to (1) the greater of (a) $9.5 million or (b) two times the sum of his base salary and the average of his annual incentive payments paid in cash in respect of the two fiscal years prior to the date of his termination and (2) a pro rata portion of the annual incentive payment that would have otherwise been payable if he had remained employed through such year.

Share Ownership Guidelines

We have an equity retention policy for our directors, NEOs, and all other members of our Management Committee, which require them to maintain a minimum share ownership level throughout their employment. Equity retention requirements are also in place for our highly compensated employees.

Members of our Management Committee must retain at least 75% of the stock they acquire through equity compensation (net of taxes, transaction costs, and charitable donations) as long as they are employed by us. Our Chief Executive Officer and directors must retain at least 90% of the stock they acquire through equity compensation (net of taxes, transaction costs and charitable donations) as long as they are either employed by us or serve as a director. Under the policy, stock acquired through compensation plans includes vested restricted stock, restricted stock units, vested options, stock held after exercising options and vested equity contributed to qualified or non-qualified retirement plans, but does not include unvested restricted stock, unvested restricted stock units or unvested stock options.

Exceptions to this policy may be granted by the Chief Executive Officer, in consultation with the chairperson of the Committee, as follows:

●

where the retention commitment would create a financial hardship (in such instances, the Committee may also approve an alternative ownership plan that reflects both the intention of the policy and the individual’s circumstances); or

●	other situations that the Chief Executive Officer deems appropriate.

If the Chief Executive Officer or a director requests an exception, that request must be submitted to the chairperson of the Committee for their review and approval.

Clawback Provisions

We have a policy to clawback incentive compensation of executive officers in the event of a subsequent accounting restatement to ensure that incentive compensation is rightfully earned by the executives.

Hedging and Pledging Prohibition

As part of our insider trading policy, all employees, including our named executive officers, and non-employee directors are prohibited from engaging in short sales or hedging transactions involving our securities. They are also prohibited from establishing margin accounts or otherwise pledging our securities. Exceptions to this policy may only be granted by the written consent of our General Counsel.

Compensation and Risk

The Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

●	Balances a mix of fixed versus variable, at-risk compensation;
●	Balances a mix of short and long-term incentive compensation;
●	Provides that variable compensation is based on a variety of qualitative and quantitative performance goals;
●	Provides for a clawback of executive compensation in specified circumstances; and
●	Share ownership guidelines.

Tax and Accounting Considerations

The Compensation Committee recognizes the tax and regulatory factors that can influence the structure of executive compensation programs. While the Committee considers tax deductibility as one factor for determining executive compensation, the Committee also considers the accounting implications of the various elements of our compensation program, including the impact on our financial results and the dilutive impact to stockholders of various forms of compensation.

Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code prohibited a tax deduction to public corporations for compensation greater than $1 million for any fiscal year to the chief executive officer and the three highest paid executive officers excluding the chief executive officer and chief financial officer. However, specific forms of performance-based compensation were excluded from the $1 million deduction limit assuming certain requirements were met.

Effective January 1, 2018, Section 162(m) was amended to prohibit a tax deduction for all compensation greater than $1 million, including performance-based compensation, paid to its (i) principal executive officer, (ii) principal financial officer, (iii) any individual who served or acted in the capacity of either of the former roles at any time during the tax year, (iv) three highest paid executive officers excluding the principal executive officer and principal financial officer, and (v) any employee who during any taxable year beginning after December 31, 2016 was considered the principal executive officer, principal financial officer, or one of the three highest paid executive officers excluding the principal executive officer and principal financial officer of the company or a predecessor.

These changes to Section 162(m) included certain transition rules under which the changes to Section 162(m) regarding the deductibility of performance-based compensation would not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and was not materially modified after that date.

For 2018, we expect to be able to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a specified transition period following the IPO. This transition period may extend until the first annual stockholders’ meeting that occurs after the close of the third calendar year following the calendar year in which the IPO occurred, unless the transition period is terminated earlier under the Section 162(m) post-offering transition rules.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Form 10-K.

Scott C. Nuttall, Chairperson
Henry R. Kravis
Joseph Plumeri

Explanation of Non-GAAP Financial Measures

Information on how we calculate adjusted segment EBITDA, fully-diluted adjusted earnings per share, segment revenue, and free cash flow (all presented on page 35) is disclosed on pages 37, 44, and 50 respectively in our Annual Report on Form 10-K for the year ended December 31, 2018. Information on how we calculate fully-diluted adjusted earnings per share (also presented on page 35) is included below.

(in millions)	2018
Net income attributable to First Data Corporation	$1,005
Adjustments:
Stock-based compensation	248
Loss on debt extinguishment	153
Amortization of acquisition intangibles and deferred financing costs (1)	413
Other (2)	(82)
Non wholly-owned entities	(8)
Discrete tax adjustment	—
Income tax on above items and discrete tax items (3)(4)	(375)

Adjusted net income attributable to First Data Corporation	$1,354

Adjusted net income per share:
Basic	$1.46
Diluted	$1.41

Weighted-average common shares used to compute adjusted net income per share:
Basic	929
Diluted	957

NM represents not meaningful

(1)   Represents amortization of intangibles established in connection with the 2007 KKR merger and acquisitions we have made since the 2007 KKR merger, excluding the percentage of our consolidated amortization of acquisition intangibles related to non-wholly owned consolidated alliances equal to the portion of such alliances owned by our alliance partners.
(2)	Other represents restructuring, net gains and losses on divestitures, deal and deal integration cost, and other items.
(3)

We exclude from adjusted net income certain discrete tax item, such as tax law changes, tax impact of mergers and acquisitions, valuation allowance releases, and tax reserves related to issues that arose before KKR acquired us within a year.

(4)

The tax effect of the adjustments between our GAAP and adjusted results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s).

Executive Compensation Tables

Summary Compensation Table

The following table shows the compensation earned, awarded, or paid by and to our NEOs during fiscal years ended December 31, 2018, 2017, and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($) (2)
Frank J. Bisignano, Chief Executive Officer	2018	1,320,000	0	10,404,235	--	--	--	415,053	12,139,288
	2017	1,320,000	559,000	99,876,037	--	--	--	455,359	102,210,396
	2016	1,320,000	1,287,000	8,275,044	2,371,441	--	--	452,872	13,706,357
Himanshu A. Patel, EVP, Chief Financial Officer	2018	600,000	0	1,586,930	--	--	--	660	2,187,590
	2017	600,000	180,000	6,048,477	--	--	--	660	6,829,137
	2016	600,000	255,000	1,391,510	398,966	--	--	660	2,646,136
Guy Chiarello, President	2018	1,000,000	0	4,055,499	--	--	--	7,999	5,063,498
	2017	1,000,000	460,000	13,261,017	--	--	--	15,402	14,736,419
	2016	1,000,000	720,000	4,045,187	1,159,814	--	--	4,902	6,929,903
Samir M. Zabaneh, EVP, Strategic Advisor	2018	347,416	497,170	500,000	3,500,000	--	--	--	4,844,586
John (Jeff) Whorley, Executive Vice President, Head of First Data Education	2018	264,583	300,000	2,500,000	1,000,000	--	--	1,301	4,065,884

(1)

The amounts shown in the “Stock Awards” column and “Option Awards” column are based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For 2017, the equity retention award aggregate date value is based on the closing price of our Class A common stock on July 20, 2017. For Mr. Bisignano, $92,700,000 of the $99,876,037 in stock awards is due to the equity retention award. For 2016 stock awards and option awards that have performance based vesting requirements, the awards were assigned a fair value of $13.66 and $8.66 per share on the date of grant using a Monte Carlo simulation model, respectively.

(2)

For Mr. Bisignano, of his $102,310,295 in Total Compensation in 2017, $92,700,000 or 91% was from the equity retention award. For Mr. Chiarello, of his $14,725,919 in Total Compensation in 2017, $9,270,000 or 63% was from the equity retention award. For Mr. Patel, of his $6,829,137 in Total Compensation in 2017, $4,635,000 or 68% was from the equity retention award.

All Other Compensation

The table below provides a breakdown of all other compensation for 2018 for the named executive officers:

Name	Life Insurance ($)(1)	Tax Gross-Up Payments ($)(2)	Other Compensation ($)(3)(4)	Total ($)
Frank J. Bisignano	4,902	86,565	332,586	415,053
Himanshu A. Patel	660	0	0	660
Guy Chiarello	4,902	1,525	1,572	7,999
Samir Zabaneh	0	0	0	0
John (Jeff) Whorley	1,301	0	0	1,301

(1)	Includes the value of imputed income on life insurance premiums paid by First Data.
(2)

For Mr. Bisignano, $43,388 of the Tax Gross-Up Payments is for life/disability coverage, and $43,178 of the Tax Gross-Up Payments is for Mr. Bisignano’s personal use of the corporate aircraft. For Mr. Chiarello, the Tax Gross-Up Payments is for use of the corporate aircraft.

(3)

The value of First Data stock owned by Mr. Bisignano exceeded limits set forth in the Hart-Scott-Rodino (HSR) regulations and he was required to make an HSR filing in 2018 in order to maintain and increase his stock ownership levels in First Data. The Compensation Committee approved the payment of the $45,000 HSR filing fee and $16,116 in legal fees on Mr. Bisignano’s behalf which are included in Other Compensation.

(4)

Other Compensation for Mr. Bisignano also includes amounts imputed for personal use of a corporate aircraft valued at $155,230; imputed income for leased vehicle valued at $62,531 and $44,709 for insurance premiums, paid to him. Other Compensation for Mr. Chiarello includes amounts imputed for personal use of a corporate aircraft.

Grants of Plan-Based Awards in 2018

The following table sets forth certain information with respect to awards granted during 2018 to our named executive officers. All equity awards were made under the 2015 Omnibus Incentive Plan.

Name	Grant Date (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Frank J. Bisignano	2/15/2018	656,833			10,404,235
Himanshu A. Patel	2/15/2018	100,185			1,586,930
Guy Chiarello	2/15/2018	256,029			4,055,499
Samir Zabaneh (4)	7/16/2018	177,664	67,258	19.70	4,000,000
John (Jeff) Whorley (5)	7/23/2018	126,903	134,517	19.70	3,500,000

(1) Grant date fair value for restricted stock is based on their valuation for financial reporting purposes at the time of grant. The time vesting restricted stock granted on February 15, 2018 was assigned a fair value based on the closing price of our Class A Common Stock on February 15, 2018 of $15.84.

(2) For Messrs. Bisignano, Patel, and Chiarello, grants of time based restricted stock with a grant date of February 15, 2018 vest on the following schedule: 20% on February 15, 2019, 40% on February 15, 2020 and 40% on February 15, 2021.

(3) Grant date fair value for restricted stock is based on their valuation for financial reporting purposes at the time of grant. The time vesting restricted stock granted on July 16, 2018 was assigned a fair value based on the closing price of our Class A Common Stock on July 16, 2018 of $19.70.

(4) For Mr. Zabaneh, grants of time based restricted stock with a grant date of July 16, 2018 vest on the following schedule: 20% on August 15, 2019, 40% on August 16, 2020 and 40% on August 15, 2021.

(5) For Mr. Whorley, grants of time based restricted stock with a grant date of July 23, 2018 vest on the following schedule: 20% on February 15, 2019, 40% on February 15, 2020 and 40% on February 15, 2021. Option awards with a grant date of July 23, 2018 vest in three equal installments on the first three anniversaries of the 15th day of February 2018.

Employment Agreements

In general, we do not enter into employment agreements with employees, including the NEOs, except in the case of Mr. Bisignano.

Employment Agreement with Mr. Bisignano

We entered into an employment agreement with Mr. Bisignano, effective as of September 18, 2015 (Bisignano Agreement), which replaced Mr. Bisignano’s prior employment agreement with First Data and First Data Holdings Inc. dated April 28, 2013. The Bisignano Agreement provides for an initial term beginning on September 18, 2015 and ending on December 31, 2020. Beginning January 1, 2021, the term will be automatically extended for successive one-year periods unless terminated by either party with prior written notice.

Under the terms of the Bisignano Agreement, Mr. Bisignano will earn an annual base salary of $1,320,000, which base salary may be increased but not decreased; and, with respect to the 2015 fiscal year and each full fiscal year commencing with the 2016 fiscal year, is eligible to receive a discretionary annual incentive payment in such amount as determined in the sole discretion of the Committee, based upon its assessment of Mr. Bisignano’s performance, payable in the form of cash, equity-based awards or a combination thereof.

Mr. Bisignano is eligible to receive executive perquisites, fringe and other benefits consistent with what is provided to other executive officers of First Data. In addition, he is eligible to receive use of a car and driver, financial planning and use of private aircraft. Mr. Bisignano is also eligible to participate in First Data’s 401(k), medical, dental, short and long-term disability, and life insurance plans.

Under the terms of the Bisignano Agreement, Mr. Bisignano is subject to covenants not to (1) disparage First Data or interfere with existing or prospective business relationships, (2) disclose confidential information, (3) solicit customers and certain employees of First Data, and (4) compete with First Data. In the event of an alleged material breach of the covenant not to solicit certain employees of First Data and not to compete, any unpaid severance amounts will be suspended until a final determination has been made that Mr. Bisignano has in fact materially breached such covenants at which time the right to any further payment is forfeited.

Outstanding Equity Awards at December 31, 2018

The following table sets forth information with respect to all unexercised option and unvested restricted stock awards to our named executive officers that were outstanding as of December 31, 2018.

		Option Awards				Stock Awards
Name	Grant date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- exercisable (2)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Frank Bisignano	2/15/2018					656,833	11,107,046
	7/20/2017					4,000,000	67,640,000
	1/31/2017					374,240	6,328,398
	2/24/2016					264,379	4,470,649
	2/24/2016	278,168	139,084	12.52	02/24/2026
	10/15/2015	738,184	738,184	16.00	10/15/2025
	10/15/2015		738,184	16.00	10/15/2025
	10/15/2015					474,547	7,929,680
	10/15/2015					316,365	5,349,732
	1/28/2015	360,655		14.23	01/28/2025
	2/10/2014	237,273		12.65	02/10/2024
	5/7/2013	8,315,869		11.07	05/07/2023
Himanshu A. Patel	2/15/2018					100,185	1,694,128
	7/20/2017					200,000	3,382,000
	2/1/2017					74,150	1,253,877
	2/24/2016					44,458	751,785
	2/24/2016	46,776	23,388	12.52	02/24/2026
	10/15/2015	210,909	210,909	16.00	10/15/2025
	10/15/2015		210,910	16.00	10/15/2025
	10/15/2015					105,455	1,783,244
	10/15/2015					105,455	1,783,244
	1/14/2015	52,727		14.23	01/14/2025
	2/10/2014	39,545		12.65	02/10/2024
	6/3/2013	870,002		11.07	06/03/2023
Guy Chiarello	2/15/2018					256,029	4,329,450
	7/20/2017					400,000	6,764,000
	2/1/2017					209,365	3,540,362
	2/24/2016					129,240	2,185,448
	2/24/2016	135,980	67,990	12.52	02/24/2026
	10/15/2015	263,636	263,638	16.00	10/15/2025
	10/15/2015		263,637	16.00	10/15/2025
	10/15/2015					105,455	1,783,244
	10/15/2015					105,456	1,783,261
	1/14/2015	158,182	52,728	14.23	01/14/2025
	2/10/2014	138,409		12.65	02/10/2024
	7/11/2013	1,581,822		11.07	07/11/2023
Samir Zabaneh	7/16/2018		67,258	19.70	07/16/2028
	7/16/2018					177,664	3,500,000
John (Jeff) Whorley	7/23/2018		134,517	19.70	07/23/2028
	7/23/2018					126,903	2,500,000

(1)

All awards prior to October 15, 2015 were made under the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates and are comprised of Class B stock. All other awards were made under the First Data Corporation 2015 Omnibus Incentive Plan and are comprised of Class A stock. The primary distinction between the two classes of stock is voting rights. Class B stock receives ten votes per share while Class A receives one vote per share.

(2)

The grants in this column are stock option awards that vest on the following terms subject to continued employment on each applicable vesting date except as noted below in the section entitled “Termination and Change in Control Payments and Benefits.” All stock options listed that were granted on February 24, 2016 vest in three equal annual installments on the anniversary of the grant date. The stock option grants made on October 15, 2015 that are listed first in the table vest 25% per year starting on December 31, 2017. The stock option grants made on October 15, 2015 that are listed second in the table vest 100% on the date immediately following the date on which the closing trading price of a share of Class A common stock on the NYSE or such other primary exchange on which shares of Class A common stock are traded has equaled or exceeded $32 for ten consecutive trading days. All stock options listed that were granted in January 2015 vest in three equal annual installments from January 1, 2015. All stock options listed that were granted on February 10, 2014 vest in three equal annual installments from January 1, 2014. All other stock option grants in 2013 and 2014 vest in equal annual installments of 20% each year over a five-year period on the anniversary of the grant date.

(3)

The grants in this column are restricted stock awards that vest on the following terms subject to continued employment on each applicable vesting date except as noted below in the section entitled “Termination and Change in Control Payments and Benefits.” The vesting terms of the 2018 restricted stock awards are described in footnote 2 of the Grants of Plan-Based Awards Table. All restricted stock awards that were granted in 2016 vest 20%/40%/40% on the first three anniversaries of the grant date. The restricted stock awards granted on February 15, 2018 vest 20%/40%/40% on the first three anniversaries of the grant date. The equity-based retention awards that were granted on July 20, 2017 vest 20%/40%/40% on August 15, 2018, August 15, 2019, and August 15, 2020 for our NEO’s excluding our CEO. For our CEO, the equity-based retention award granted on July 20, 2017 vests over seven years, or 14.2857% each year. The 14.2857% can be increased to 20% each year if First Data stock increases 15% for ten consecutive trading days in a year. For vesting purposes, the 15% per share is cumulative. For vesting purposes, the starting share price is $17.89, which was the closing price on August 15, 2017. The restricted stock awards made on October 15, 2015 that are listed first in the table vest 25% per year starting on December 31, 2017. The restricted stock awards made on October 15, 2015 that are listed second in the table vest 100% on the date immediately following the date on which the closing trading price of a share of Class A common stock on the NYSE or such other primary exchange on which shares of Class A common stock are traded has equaled or exceeded $32 for ten consecutive trading days. All other restricted stock awards that were granted in 2015 vest 20%/40%/40% per year beginning January 1, 2016.

2015 Omnibus Incentive Plan

Unless otherwise governed by the applicable award agreement and/or grant notice for the applicable grant(s) at issue, the First Data Corporation 2015 Omnibus Incentive Plan (2015 Omnibus Incentive Plan) provides for the treatment of awards granted under the 2015 Omnibus Incentive Plan upon certain terminations.

A participant’s Termination for Cause will result in all outstanding Options granted to the Participant immediately terminating and expiring. A Participant’s Termination due to death or Disability will result in each outstanding unvested Option granted to such Participant immediately terminating and expiring and each outstanding vested Option remaining exercisable for one year thereafter, but in no event beyond the expiration of the Option Period. A Participant’s Termination for any other reason will result in each outstanding unvested Option granted to such Participant immediately terminating and expiring and each outstanding vested Option remaining exercisable for ninety (90) days thereafter, but in no event beyond the expiration of the Option Period.

Stock Appreciation Rights granted under the 2015 Plan have the same treatment as Options upon the termination of a Participant as discussed above.

In the event of a Participant’s Termination for any reason, the Participant’s Restricted Stock and Restricted Stock Units granted under the 2015 Plan that are unvested will result in all vesting with respect to such Participant’s Restricted Stock and Restricted Stock Units ceasing and unvested shares shall be forfeited to First Data by the Participant for no consideration as of the date of such Termination.

In the event of a Change in Control, the Compensation Committee of the Board shall make such proportionate substitutions or adjustments, if any, as it deems equitable to the terms of any outstanding awards.

2007 Stock Incentive Plan

Unless otherwise governed by First Data Corporation Severance/Change in Control Policy and/or any other employment agreements, offer letters, the applicable award agreement and/or grant notice for the applicable grant(s) at issue, or any other arrangements between the applicable executive and First Data, the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates (2007 Stock Incentive Plan) provides for the treatment of awards granted under the 2007 Stock Incentive Plan upon certain events and terminations.

Upon a Change in Control (as defined under the 2007 Stock Incentive Plan), if determined by the Compensation Committee of the Board in the applicable grant agreement or otherwise determined by the Compensation Committee of the Board in its sole discretion, any outstanding grants then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions may automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions as of immediately prior to the Change in Control and the Compensation Committee of the Board may, as allowed under Section 409A of the Code, cancel such awards for fair value as determined under the Plan, provide for the issuance of substitute awards or provide that for a period of at least ten business days prior to the Change in Control, any Stock Options or Stock Appreciation Rights shall be exercisable as to all shares subjected thereto.

The 2007 Stock Incentive Plan provides that the grant agreements issued under the 2007 Stock Incentive Plan must provide for the treatment of the grant in the event of the termination of employment or other service relationship, death or disability of the Participant and may also include provisions concerning the treatment of the grant in the event of a Change in Control.

The 2007 Stock Incentive Plan Form Stock Option grant agreement provides that all unexercisable options as of the date of Participant’s termination of employment for any reason shall immediately expire. Options that are unvested Time Options that would have vested on the next anniversary of the Closing Date shall vest pro rata for terminations of employment resulting from death or Disability, termination without Cause or resignation by the Participant for Good Reason. For unvested Performance Options that would have vested had the Participant remained employed through the end of the Fiscal Year in which the termination of employment occurs shall vest pro rata to the extent First Data meets its performance goals for terminations of employment resulting from death or Disability, termination without Cause or resignation by the Participant for Good Reason.

Exercisable options expire as follows with regards to the various terminations of employment unless the option expires first due to its expiration date on the tenth (10th) anniversary of the Closing Date. Options expire immediately upon the date of the Participant’s termination of employment for Cause or termination of employment by the Participant without Good Reason. Options expire one hundred and eighty (180) days from the date of the Participant’s termination of employment without Cause or by the Participant for Good Reasons. In the event the Participant’s termination from employment is due to death or Disability, options expire on the first anniversary of the Participant’s termination.

Option Exercises and Stock Vested in 2018

The following table shows the number of shares acquired and the value realized during 2018 upon the exercise of stock options and the vesting of RSUs previously granted to each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
Frank J. Bisignano			1,732,513	$35,781,528
Himanshu A. Patel			197,358	$3,615,113
Guy Chiarello			429,217	$7,755,588

(1)	Values were determined by multiplying the number of shares or units, as applicable, that vested by the per-share fair market value of our common stock on the vesting date.

Pension Benefits

During 2018, no NEOs participated in either a tax-qualified or non-qualified defined benefit plan sponsored by First Data.

Non-Qualified Deferred Compensation for 2018

During 2018, no NEOs participated in a non-qualified deferred compensation plan sponsored by First Data.

Potential Payments Upon Termination or Change in Control

The following table shows potential payments to our named executive officers under existing contracts for various scenarios involving a change in control or termination of employment, assuming a December 31, 2018 termination date or change in control. Please see the narrative above under “Employment Agreements” and “Certain Other Severance and Change in Control Agreements” for a description of payments contemplated by these agreements.

Termination and Change in Control Payments and Benefits

Name	Cash Severance Payments ($)(1)	Post- Termination Health & Welfare Benefits ($)(2)	Financial Planning ($)(3)	Unvested Stock Options($)(4)	Unvested Restricted Stock ($)(5)	Estimated 280G Tax Gross-Up ($)(6)	Total ($)
Frank J. Bisignano

Termination due to non-renewal by First Data of the Employment Term	9,500,000	326,590	—	—	—	—	9,826,590
Termination without Cause or for Good Reason	9,500,000	326,590	—	1,282,326	92,777,053	—	103,885,969
Termination due to death	9,500,000	326,590	—	1,282,326	92,777,053	—	103,885,969

Termination without Good Reason	—	326,590	—			—	326,590
Termination due to Disability	9,500,000	326,590	—	1,282,326	92,777,053	—	103,885,969
Termination without Cause or for Good Reason (in connection with a Change in Control	9,500,000	326,590	—	1,282,326	92,777,053	—	103,885,969
Change in Control (without a Termination)	—	—	—	1,282,326	92,777,053	—	94,059,379
Guy Chiarello

Termination without Cause (other than due to death or Disability) or termination for Good Reason	1,460,000	10,137	—	538,387	15,220,539	—	17,229,063
Termination due to death or Disability	—	—	—	538,387	15,220,539	—	15,758,926
Termination without Cause or for Good Reason (in connection with a Change in Control)	1,460,000	10,137	—	538,387	15,220,539	—	17,229,063
Change in Control (without a Termination)	—	—	—	538,387	15,220,539	—	15,758,926
Himanshu A. Patel

Termination without Cause (other than due to death or Disability) or termination for Good Reason	780,000	15,883	—	294,601	8,508,757	—	9,599,241
Termination due to death or Disability	—	—	—	294,601	8,508,757	—	8,803,358
Termination without Cause or for Good Reason (in connection with a Change in Control)	780,000	15,883	—	294,601	8,508,757	—	9,599,241
Change in Control (without a Termination)	—	—	—	294,601	8,508,757	—	8,803,358
John (Jeff) Whorley

Termination without Cause (other than due to death or Disability) or termination for Good Reason	900,000	4,708	—	—	420,329	—	1,325,037
Termination due to death or Disability	—	—	—	—	420,329	—	420,329

Termination without Cause or for Good Reason (in connection with a Change in Control)	900,000	4,708	—	—	420,329	—	1,325,037
Change in Control (without a Termination)	—	—	—	—	420,329	—	420,329
Samir Zabaneh

Termination without Cause (other than due to death or Disability) or termination for Good Reason	1,058,090	—	—	98,327	995,083	—	2,151,500
Termination due to death or Disability	—	—	—	98,327	995,083	—	1,093,410
Termination without Cause or for Good Reason (in connection with a Change in Control)	1,058,090	—	—	98,327	995,083	—	2,151,500
Change in Control (without a Termination)	—	—	—	98,327	995,083	—	1,093,410

(1)

Upon termination of Mr. Bisignano’s employment by First Data without “cause” (as defined in the Employment Agreement), by Mr. Bisignano for “good reason” (as defined in the Employment Agreement), due to Mr. Bisignano’s death or “disability” (as defined in the Employment Agreement) or due to First Data’s non-renewal of the employment term, conditioned upon the execution and effectiveness of a release of claims against First Data and its affiliates and in addition to certain accrued amounts, Mr. Bisignano will be entitled to receive (1) payment, in installments ratably over a 24 month period (Severance Period), of an amount equal to the greater of (X) $9.5 million or (Y) two times the sum of his base salary and the average of his annual incentive payments paid in cash in respect of the two fiscal years prior to the date of his termination (provided, that if Mr. Bisignano’s employment is terminated by him for “good reason” following a “change of control” (within the meaning of Section 409A of the Code) within two years following such “change of control”, the payment will be made in a lump sum cash payment) and (2) a pro rata portion of the annual incentive payment, if any, that would have otherwise been payable in respect of such year if he had remained employed through such year. For all other NEOs, reflects cash severance payable under the Policy as in effect on January 1, 2017, assuming a termination date of December 31, 2017.

(2)

Upon termination of Mr. Bisignano’s employment by First Data without “cause”, by Mr. Bisignano for “good reason”, due to Mr. Bisignano’s “disability” or due to First Data’s non-renewal of the employment term, Mr. Bisignano is entitled to receive health insurance, excess disability and life insurance coverage until his death, unless earlier terminated in accordance with the Employment Agreement (Retiree Benefits). In addition, upon termination of Mr. Bisignano’s employment with First Data by Mr. Bisignano without “good reason”, in addition to certain accrued amounts, Mr. Bisignano will be entitled to receive the Retiree Benefits. The Retiree Benefits in this table assumes Mr. Bisignano dies at age 80 and benefits are not terminated before then. With respect to the other NEOs, represents First Data-paid portion of medical, dental and vision benefits for each executive for a period of one year under the Policy.

(3)

Upon termination of Mr. Bisignano’s employment by First Data without “cause”, by Mr. Bisignano for “good reason”, or due to First Data’s non-renewal of the employment term, Mr. Bisignano is entitled to receive payment, in installments over the Severance Period of an amount equal to financial planning benefits for two years following his termination of employment.

(4)

Mr. Bisignano’s 2013 stock option agreement provides that, in the event of a termination of employment due to death or “disability,” by him for Good Reason or by First Data without Cause, the unvested options that would have otherwise vested during the 12 month period following such termination will immediately vest and become exercisable. Messrs. Chiarello’s and Patel’s 2013 stock option agreements contain the same provision as Mr. Bisignano’s 2013 stock option agreement.

Other than as specifically provided in Mr. Bisignano’s 2013 stock option agreement and not including the stock options granted in connection with the IPO, with respect to all other outstanding stock options held by the NEOs, in the event of a termination of an NEO’s employment due to death or “disability”, by the NEO for “good reason” or by First Data without “cause”, the unvested options that would have vested on the next anniversary of the grant date will vest pro-rata as determined by multiplying the number of shares of common stock subject to the option that would have so vested by a fraction, the numerator of which corresponds to the number of completed months of employment since the anniversary of the grant date immediately preceding the date of the termination of employment and the denominator of which is 12.

For all stock options granted to the NEOs in connection with the IPO, in the event of a termination due to death or “disability”, by the NEO for “good reason” or by First Data without “cause”, the unvested time options that would have vested on the next Time-Vesting Date vest pro-rata as determined by multiplying the number of Time Options that would have vested on such next Time-Vesting Date by a fraction, the numerator of which corresponds to the number of completed months of employment since the Time-Vesting Vesting Date immediately preceding the date of the termination of employment and the denominator of which is 12.

In the event of a termination prior to the Performance Vesting Date for the Performance Options that were granted to the NEOs in connection with the IPO, all unvested Performance Options shall be forfeited as of the date of the termination of employment.

In addition, in the event of a Change in Control, all unvested options become fully vested, except for the Performance Options granted in connection with the IPO. If the Performance Vesting Date has not occurred and the IPO does not result in a transaction equal to or exceeding $32.00, then all Performance Options will be forfeited as of the date of the Change in Control.

(5)

The terms of restricted stock awards with time-based vesting issued to NEO, provide that, if the NEO’s employment terminates due to death or disability or is terminated by First Data without cause or by the NEO for good reason, awards will vest immediately. Grants with performance-based vesting will not vest immediately upon death or disability. Rather, these awards will remain outstanding for three years following death or disability and only vest if the performance conditions are met within that three year period. All option grants that vest will continue to be exercisable for three years after death or disability.

(6)

Under the terms of Mr. Bisignano’s Employment Agreement, First Data agreed that during the term of the Employment Agreement and for a period of two years thereafter, it would continue for his benefit the tax-gross up provided under the Policy as in effect as of the date of the Employment Agreement.

Under the terms of the Policy, a “Gross-Up Payment” is made if it is determined that any Code Section 280G parachute payments provided by First Data to or, on behalf of, an eligible executive would be subject to the excise tax imposed by Code Section 4999. The Gross-Up Payment is an amount so that after payment of all taxes, the eligible executive retains an amount equal to the excise tax imposed by Code Section 4999.

However, if it is determined that the executive officer is entitled to a Gross-Up Payment but the payments to the executive officer do not exceed 110% of the amount which is one dollar less than the smallest amount that would give rise to any excise tax, then no Gross-Up Payment will be made and the payments will be reduced so as to not give rise to the excise tax. Executive officers are eligible for this payment regardless of whether their employment is terminated in connection with a Change in Control.

However, the provision in the Policy regarding “Gross-Up Payments” will not apply with respect to any payment that would otherwise be subject to the excise tax if such excise tax would be avoided by obtaining stockholder approval of the payment in the manner prescribed by Code Section 280G. As of December 31,

2018, the excise tax could have been avoided by obtaining stockholder approval pursuant to Code Section 280G. Accordingly, no amounts are reflected above.

Description of Termination Provisions

Bisignano Employment Agreement Termination Provisions

Upon termination of Mr. Bisignano’s employment by First Data without “cause”, by Mr. Bisignano for “good reason”, due to Mr. Bisignano’s death or “disability” (all as defined in the Bisignano Agreement) or due to First Data’s non-renewal of the employment term, conditioned upon the execution and effectiveness of a release of claims against First Data and its affiliates and in addition to certain accrued amounts, Mr. Bisignano will be entitled to receive (1) payment, in installments ratably over a 24 month period (Severance Period), of an amount equal to the greater of (X) $9.5 million or (Y) two times the sum of his base salary and the average of his annual incentive payments paid in cash in respect of the two fiscal years prior to the date of his termination (provided, that if Mr. Bisignano’s employment is terminated by him for “good reason” following a “change of control” (within the meaning of Section 409A of the Code) within two years following such “change of control”, the payment will be made in a lump sum cash payment) and (2) a pro rata portion of the annual incentive payment, if any, that would have otherwise been payable in respect of such year if he had remained employed through such year. In addition, Mr. Bisignano is entitled for continued health insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA), including medical and dental coverage and excess disability and life insurance coverage during the COBRA period. First Data’s portion of the cost of such coverage and the provision of the coverage itself will be borne/provided by First Data in a manner that does not affect its medical plan or otherwise result in adverse tax consequences as determined in its sole discretion. Thereafter, and until Mr. Bisignano’s death (Retiree Benefits), First Data shall provide Mr. Bisignano with health insurance, excess disability and life insurance coverage that is reasonable comparable to the coverage provided to Peer Executives under such policies at such time. However, in the event that First Data determines in its reasonable judgment that maintaining the Retiree Benefits would adversely affect its medical plan or the benefits paid thereunder or would result in penalties under Public Health Service Act section 2716 or related provisions of the Internal Revenue Code or the Employee Retirement Income Security Act of 1974, as amended, or any other applicable law, then First Data may cease providing the Retiree Benefits to Mr. Bisignano and in lieu thereof agrees to pay Mr. Bisignano, on the first business day of each month, a monthly amount equal to First Data’s allocable portion of the cost of such Retiree Benefits. Mr. Bisignano’s rights to the Retiree Benefits shall terminate as of (i) the date on which reasonably comparable health insurance is made available to Mr. Bisignano by a subsequent employer, including First Data, or through the employment of his spouse, if any, or (ii) if Mr. Bisignano’s employment with First Data was terminated by Mr. Bisignano without Good Reason or due to Mr. Bisignano’s election not to extend the Term, in each case, the date on which Mr. Bisignano commences any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement with any person or Entity (as defined in the Employment Agreement) (other than any such arrangement in which Mr. Bisignano serves solely as a non-executive director).

In addition to the amounts described above, on the 60th day after Mr. Bisignano’s termination of employment, to the extent not theretofore paid, Mr. Bisignano shall be entitled to: (A) any other accrued but unpaid Base Salary to the date of termination of employment; (B) any Annual Incentive Payments earned but unpaid for fiscal years ended prior to the year in which the date of termination occurs; (C) contingent upon the execution and effectiveness of the Release prior to the 60th day after Mr. Bisignano’s termination of employment, a pro rata portion of the Annual Incentive Payment, if any, for the fiscal year in which the termination of employment occurs, equal to the product of (x) the full Annual Incentive Payment amount that would otherwise be payable in respect of such year if Mr. Bisignano had remained employed through such year, if any, without any reduction due to individual performance factors, and (y) a fraction, the numerator of which is equal to the number of days elapsed in such fiscal year to the date of termination and the denominator of which is 365, with such incentive payment amount to be paid in the calendar year following the year in which Mr. Bisignano’s termination occurred at the time that the full Annual Incentive Payment amount would have been paid had Mr. Bisignano’s employment not been terminated, (D) to the extent applicable to Mr. Bisignano and to the extent provided under the terms of the Severance/Change in Control Policy (as defined in the Employment Agreement), if any outstanding cash incentive awards granted to Executive are eligible to become fully vested and payable solely contingent upon Mr. Bisignano’s continued employment hereunder and the passage of time, continued vesting of such awards, with payment of such awards to be made in accordance with the awards’ terms, notwithstanding Mr. Bisignano’s earlier termination of employment, (E) any unreimbursed business expenses incurred prior to the date of termination and to which Mr. Bisignano is entitled to be reimbursed under Section 5(f) of the Employment Agreement and (F) other amounts or accrued benefits required to be paid or provided or which Mr. Bisignano is eligible to receive (whether on such 60th day or thereafter) under any employee benefit plan, program, policy or practice or contract or agreement of First Data (all of such other amounts and benefits referred to Section 9(a)(ii) of the Employment Agreement shall be referred to as the Other Benefits). For the avoidance of doubt, Mr. Bisignano shall not be a participant in that certain Company Severance/Change in Control Policy as amended and restated effective as of September 24, 2007 and amended by Amendment No. 1 thereto, as it may be further amended from time to time.

Severance/Change in Control Policy

We believe that reasonable and appropriate severance and Change in Control benefits are necessary in order to be competitive in our executive attraction and retention efforts. As such, we adopted the First Data Corporation Severance/Change in Control Policy (Management Committee Level) (Policy) which provides for certain payments, rights and benefits to the NEOs (other than Mr. Bisignano) upon an involuntary termination of employment without cause or for good reason with or without a Change in Control.

The Policy provides for the following payments, rights and benefits for Eligible Executives (as defined in the Policy) who are involuntarily terminated (other than for Cause or due to Disability) or who voluntarily terminate for Good Reason, after January 1, 2016:

(1)

an amount equal to the product of (i) the sum of the executive’s Base Salary and the incentive award paid to the executive, if any, pursuant to the SEIP (or the incentive plan then applicable to the executive) for the year immediately preceding the year in which the termination date occurs, and (ii) one (1) year (Severance Period); plus

(2)

A pro-rata portion of the incentive award paid to the Eligible Executive pursuant to the SEIP (or the incentive plan then applicable to the executive) for the year immediately preceding the year in with the termination date occurs. Such payment is based on the portion of the year the Eligible Executive was actively employed by First Data;

(3)	Continuation of medical, dental and vision benefits coverage for the Severance Period (i.e., one year) with a portion of the costs of the benefits paid by the executive officer;
(4)

Continued vesting of outstanding cash incentive awards granted to the executive officer that vest and are payable solely contingent upon continued employment and the passage of time, notwithstanding the executive officer’s earlier termination of employment; and

(5)

A “Gross-Up Payment” is made if it is determined that any Internal Revenue Code section 280G parachute payments provided by First Data to or, on behalf of, an eligible executive would be subject to the excise tax imposed by Code section 4999. The Gross-Up Payment is an amount so that after payment of all taxes, the eligible executive retains an amount equal to the excise tax imposed by Code section 4999. However, if it is determined that the executive officer is entitled to a Gross-Up Payment but the payments to the executive officer do not exceed 110% of the amount which is one dollar less than the smallest amount that would give rise to any excise tax, then no Gross-Up Payment will be made and the payments will be reduced so as to not give rise to the excise tax.

Executive officers are eligible for this payment regardless of whether their employment is terminated in connection with a Change in Control.

However, the provision in the Policy regarding “Gross-Up Payments” will not apply with respect to any payment that would otherwise be subject to the excise tax if such excise tax would be avoided by obtaining stockholder approval of the payment in the manner prescribed by Code Section 280G, which is not applicable to us now following the IPO.

In addition, in the Committee’s sole discretion, executive officers may also be eligible for outplacement services selected by First Data.

As a condition to receiving severance payments and benefits under the Policy, all employees are required to release First Data and its affiliates from all claims they may have against them and agree to a number of restrictive covenants which are structured to protect First Data from potential loss of customers or employees and to prohibit the release of confidential company information. Severance payments under the Policy that are not subject to Code Section 409A may be paid in installments or a lump sum payment and severance payments that are subject to Code Section 409A are paid in installments.

We have reserved the right to amend or terminate the Policy at any time in our sole discretion, provided, however, that during the period commencing on the closing of the 2007 merger and ending on the 36 month anniversary of a Change in Control (other than the 2007 merger), we are not permitted to amend or terminate the Policy without the consent of each affected executive officer.

CEO Pay Ratio Disclosure

In accordance with SEC guidelines, the Compensation Committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2018 to that of the median employee for the same period. The calculation of annual total compensation of the median employee was determined in the same manner as the “Total Compensation” shown for our CEO in the “Summary Compensation Table.” Pay elements that were included in the annual total compensation for each employee are:

•	Salary received in fiscal year 2018
•	Annual incentive payment received for performance in fiscal year 2018
•	Grant date fair value of stock option and RSU awards granted in fiscal year 2018
•	Company-paid Insurance Premiums during fiscal year 2018
•	Own It Honor Awards in merchandise or cash that an employee receives for exemplary work based on recommendations from fellow employee

Our calculation of our median employee includes all employees as of October 1, 2018. We determined the compensation of our median employee by calculating the annual total compensation described above for each of our employees and identifying the median employee. The annual total compensation for fiscal year 2018 for our CEO was $12,131,386 and for the Median Employee was $49,805. The resulting ratio of our CEO’s pay to the pay of our Median Employee for fiscal year 2018 is 244 to 1.

2018 CEO to Median Employee Pay Ratio
244 : 1

Equity Compensation Plan Information

The following table sets forth information regarding equity compensation plans of First Data as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (3)
Equity compensation plans approved by security holders (1)	60,872,205	$12.70 (2)	38,754,936
Equity compensation plans not approved by security holders	—	—	—

Total	60,872,205	$12.70 (2)	38,754,936

(1)

Before our IPO, we granted awards under our 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates. Following our IPO, we granted awards under the First Data Corporation 2015 Omnibus Incentive Plan and offered the opportunity to purchase shares under the First Data Corporation 2015 Employee Stock Purchase Plan.

(2)	This calculation does not take into account awards of restricted stock units.
(3)

Of the securities remaining available for future issuance, 33,101,024 are available for future issuance under First Data Corporation 2015 Omnibus Incentive Plan and 5,653,912 are available for future issuance under the First Data Corporation 2015 Employee Stock Purchase Plan.

Audit Committee Report

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the integrity of First Data’s financial statements, First Data’s compliance with legal and regulatory requirements, the qualifications, performance and independence of First Data’s independent registered public accounting firm, and the performance of First Data’s internal auditing department.

The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP (EY), our independent registered public accounting firm for 2018, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2018 with management and with EY, with and without management present. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2018. In connection with that review, the Audit Committee considered and discussed the quality of First Data’s financial reporting and disclosures, management’s assessment of First Data’s internal control over financial reporting and EY’s evaluation of First Data’s internal control over financial reporting.

The Audit Committee has reviewed with EY the matters required to be presented and communicated to the audit committee by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board. This review included a discussion with management and the independent auditor of the quality, and not just the acceptability, of First Data’s accounting principles, the reasonableness of significant estimates and judgments and the disclosures in First Data’s consolidated financial statements, including the disclosures relating to critical accounting policies.

In addition, the Audit Committee has discussed with EY its independence from management and First Data, as well as the matters in the written disclosures and the letter received from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence. In addition, the Audit Committee has reviewed all fees paid to EY during the fiscal year and has considered the compatibility of EY’s performance of non-audit services with the maintenance of EY’s independence as First Data’s independent auditor.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to First Data’s board of directors that First Data’s audited financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Barbara A. Yastine, Chairperson
Heidi G. Miller
James E. Nevels

Other Matters

Annual Report

Our 2018 Annual Report to Shareholders, which includes our consolidated financial statements for the fiscal year ended December 31, 2018, is available on our website at www.firstdata.com under “Investors” and “Annual Reports.” Otherwise, please call (212) 266-3565 and a copy will be sent to you without charge. You may also request a free copy of our annual report on Form 10-K for the fiscal year ended December 31, 2018 by writing to First Data Corporation, c/o Investor Relations, 225 Liberty Street, 29th Floor, New York, New York 10281, or e-mail at Peter.Poillon@firstdata.com.

Communications with the Board

An interested party may communicate with the Chairperson of any of the Audit, Compensation, and Governance and Nominations Committee, or to the non-management directors or independent directors as a group by writing to First Data Secretary, c/o General Counsel Office, First Data Corporation, 225 Liberty Street, 29th Floor, New York, New York 10281. Communications that are intended specifically for non-management directors should be addressed to the attention of the Chairperson of the Governance and Nominations Committee. In general, any shareholder communication about bona fide issues concerning First Data delivered to the First Data Secretary for forwarding to the Board or specified member or members will be forwarded in accordance with the shareholder’s instructions.

Submission of Shareholder Proposals

Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2020 Annual Meeting of Shareholders by submitting their proposals in a timely manner. To be eligible for inclusion in the proxy materials for the 2020 Annual Meeting, a shareholder proposal must be received by our Corporate Secretary by no later than November 29, 2019, and must comply in all respects with applicable rules of the SEC. Shareholder proposals should be addressed to First Data Corporation, c/o Corporate Secretary, 225 Liberty Street, 29th Floor, New York, New York 10281.

A shareholder may present a proposal not included in our proxy materials from the floor of the 2020 Annual Meeting of Shareholders only if our Corporate Secretary receives notice of the proposal, along with additional information required by our by-laws, between January 10, 2020 and February 9, 2020. Notice should be addressed to First Data Corporation, c/o Corporate Secretary, 225 Liberty Street, 29th Floor, New York, New York 10281.

Delivery of Proxy Materials to Households

SEC rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus and information statements.

First Data Corporation

225 Liberty Street, 29th Floor

New York, NY 10281

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time two-days before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time two days before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

The Board of Directors recommends you vote FOR the following:		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors

Nominees

01 Frank J. Bisignano 02 Henry R. Kravis 03 Heidi G. Miller

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Cast an advisory vote on the compensation of named executive officers.					☐	☐	☐

3.	Ratify the appointment of Ernst & Young LLP as First Data’s independent registered public accounting firm for our fiscal year ending December 31, 2019.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

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FIRST DATA CORPORATION Annual Meeting of Shareholders May 9, 2019 8:00 AM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Adam L. Rosman and Frank J. Bisignano, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of FIRST DATA CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 8:00 AM, ET on May 9, 2019, at the Conrad New York Hotel, 102 North End Ave, New York, New York 10282, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side